                                                                     EXHIBIT 2.3

================================================================================

                                URS CORPORATION

                          ===========================

                                 $200,000,000
                          ===========================


          SENIOR SUBORDINATED INCREASING RATE NOTES DUE JUNE 9, 2000


================================================================================
                            NOTE PURCHASE AGREEMENT



                           Dated as of June 9, 1999

                               TABLE OF CONTENTS

                                                                                          Page
1.  AUTHORIZATION OF NOTES; INTEREST.....................................................  1

2.  SALE AND PURCHASE OF NOTES...........................................................  2
    2.1.    Obligation to Purchase.......................................................  2
    2.2.    Purchase Date................................................................  2

3.  CONDITIONS TO THE PURCHASE OF NOTES..................................................  3
    3.1.    Documents Required...........................................................  3
    3.2.    Opinions of Counsel..........................................................  5
    3.3.    Consummation of Tender Offer.................................................  5
    3.4.    Actions by DMG Board of Directors............................................  5
    3.5.    Consummation of Other Financings.............................................  6
    3.6.    Consents and Approvals.......................................................  6
    3.7.    No Material Adverse Change; Pre-Commitment Information.......................  6
    3.8.    Litigation...................................................................  6
    3.9.    Change in Market Conditions..................................................  7
    3.10.   Payment of Accrued Fees and Expenses.........................................  7

4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................  7
    4.1.    Organization; Power and Authority............................................  7
    4.2.    Authorization, Enforceability, Etc...........................................  7
    4.3.    Disclosure...................................................................  8
    4.4.    Organization and Ownership of Shares of Subsidiaries; Inactive Subsidiaries..  8
    4.5.    Financial Statements.........................................................  9
    4.6.    Compliance with Laws, Other Instruments, Etc.................................  9
    4.7.    Governmental Authorizations, Etc.............................................  9
    4.8.    Litigation................................................................... 10
    4.9.    Taxes........................................................................ 10
    4.10.   Compliance with ERISA........................................................ 11
    4.11.   Use of Proceeds.............................................................. 11
    4.12.   Environmental Matters........................................................ 11
    4.13.   Existing Indebtedness; Future Liens; Pari Passu Obligations.................. 12
    4.14.   Material Contracts........................................................... 13
    4.15.   DMG.......................................................................... 13
    4.16.   Investment Company Act; Other Regulations.................................... 13
    4.17.   Public Utility Holding Company Act........................................... 13
    4.18.   Year 2000 Representation..................................................... 14
    4.19.   Private Placement Representation............................................. 14
    4.20.   Compliance with Rule 144A Requirements....................................... 14

5.  REPRESENTATIONS OF THE PURCHASERS.................................................... 15
    5.1.    Purchase for Investment, Etc15
    5.2.    Solicitation by Each Purchaser............................................... 15

6.      PREPAYMENTS AND REDEMPTIONS OF THE NOTES................................................... 15
        6.1.    Optional Prepayment of the Notes and Rollover Notes................................ 15
        6.2.    Mandatory Redemption of Notes or Rollover Notes in the Event of a Change of
                Control............................................................................ 16
        6.3.    Mandatory Redemptions of the Notes or Rollover Notes............................... 17
        6A.3.   Offer to Repurchase Fixed Rate Rollover Notes in Respect of an Asset Sale.......... 18
        6.4.    Allocation of Partial Prepayments.................................................. 19
        6.5.    Maturity; Surrender, Etc........................................................... 20
        6.6.    Purchase of Notes or Rollover Notes................................................ 20

7.      ROLLOVER................................................................................... 20
        7.1.    Rollover Notes..................................................................... 20
        7.2.    Warrant Agreements................................................................. 20
        7.3.    Registration Rights................................................................ 21
        7.4.    Conditions to Rollover............................................................. 22
        7.5.    Documents Required................................................................. 22
        7.6.    Special Rollover Note Interest Rate Provisions..................................... 23

8.      AFFIRMATIVE COVENANTS (NOTES).............................................................. 23
        8.1.    Financial Statements and Other Reports............................................. 23
        8.2.    Corporate Existence, Etc........................................................... 27
        8.3.    Payment of Taxes and Claims; Tax Consolidation..................................... 28
        8.4.    Maintenance of Properties; Insurance............................................... 28
        8.5.    Inspection Rights.................................................................. 28
        8.6.    Compliance with Laws, Etc.......................................................... 28
        8.7.    Execution of Subsidiary Guaranty by Certain Subsidiaries and Future Subsidiaries... 29
        8.8.    Year 2000.......................................................................... 30
        8.9.    Syndication........................................................................ 30
        8.10.   Consummation of Merger............................................................. 30
        8.11.   Use of Proceeds.................................................................... 30
        8.12.   Refinancing of the Notes; Rule 144A................................................ 30
        8.13.   Payment of Notes................................................................... 31
        8.14.   Global Notes....................................................................... 31
        8.15.   Opinion of Counsel................................................................. 31

8A.     AFFIRMATIVE COVENANTS (ROLLOVER NOTES)..................................................... 31
        8A.1.   Financial Statements and Other Reports............................................. 31
        8A.2.   Corporate Existence, Etc........................................................... 35
        8A.3.   Payment of Taxes and Claims; Tax Consolidation..................................... 36
        8A.4.   Maintenance of Properties; Insurance............................................... 36
        8A.5.   Inspection Rights.................................................................. 36
        8A.6.   Compliance with Laws, Etc.......................................................... 36
        8A.7.   Execution of Subsidiary Guaranty by Certain Subsidiaries and Future Subsidiaries... 37
        8A.8.   Refinancing of the Rollover Notes; Rule 144A....................................... 38
        8A.9.   Payment of Rollover Notes.......................................................... 38
        8A.10.  Global Notes....................................................................... 38
        8A.11.  Issuance of Warrants............................................................... 38

9.      NEGATIVE COVENANTS (NOTES)................................................................. 38

        9.1.    Indebtedness.................................................................. 39
        9.2.    Liens and Related Matters..................................................... 40
        9.3.    Investments; Joint Ventures................................................... 41
        9.4.    Contingent Obligations........................................................ 43
        9.5.    Restricted Junior Payments.................................................... 44
        9.6.    Restriction on Fundamental Changes; Asset Sales and Acquisitions.............. 44
        9.7.    Consolidated Capital Expenditures............................................. 45
        9.8.    Sales and Lease-Backs......................................................... 46
        9.9.    Sale or Discount of Receivables............................................... 46
        9.10.   Transactions with Shareholders and Affiliates................................. 46
        9.11.   Conduct of Business........................................................... 47
        9.12.   Amendments or Waivers of Related Agreements; Amendments of Documents
                Relating to Subordinated Indebtedness......................................... 47
        9.13.   Fiscal Year................................................................... 47

9A.     NEGATIVE COVENANTS (ROLLOVER NOTES)................................................... 47
        9A.1.   Restriction on Incurrence of Indebtedness..................................... 47
        9A.2.   Restriction on Senior Subordinated Indebtedness............................... 50
        9A.3.   Restriction on Restricted Payments............................................ 50
        9A.4.   Restriction on Dividend and Other Payment Restrictions Affecting
                Restricted Subsidiaries....................................................... 54
        9A.5.   Restriction on Issuances of Guarantees by Restricted Subsidiaries............. 56
        9A.6.   Restriction on Transactions with Shareholders and Affiliates.................. 57
        9A.7.   Restriction on Liens.......................................................... 58
        9A.8.   Restriction on Asset Sales.................................................... 59

10.     EVENTS OF DEFAULT..................................................................... 59
        10.1.   Events of Default............................................................. 59
        10.2.   Acceleration.................................................................. 62
        10.3.   Other Remedies................................................................ 62
        10.4.   Rescission.................................................................... 62
        10.5.   Restoration of Rights and Remedies............................................ 63
        10.6.   No Waivers or Election of Remedies, Expenses, Etc............................. 63

11.     REGISTRATION;  EXCHANGE;  SUBSTITUTION OF NOTES....................................... 63
        11.1.   Registration of Notes......................................................... 63
        11.2.   Transfer and Exchange of Notes................................................ 64
        11.3.   Replacement of Notes.......................................................... 65

12.     PAYMENTS ON NOTES..................................................................... 65
        12.1.   Place of Payment.............................................................. 65
        12.2.   Home Office Payment........................................................... 65

13.     EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.................................... 66
        13.1.   Transaction Expenses.......................................................... 66
        13.2.   Indemnity..................................................................... 66
        13.3.   Taxes......................................................................... 68
        13.4.   Increased Costs............................................................... 71
        13.5.   Survival...................................................................... 71

14.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT....................  72

15.     AMENDMENT AND WAIVER............................................................  72
        15.1.   Requirements............................................................  72
        15.2.   Solicitation of Holders of Notes........................................  73
        15.3.   Binding Effect, Etc.....................................................  73
        15.4.   Notes Held by the Company, Etc..........................................  73

16.     NOTICES.........................................................................  74

17.     REPRODUCTION OF DOCUMENTS.......................................................  74

18.     CONFIDENTIAL INFORMATION........................................................  75

19.     SUBSTITUTION OF PURCHASER.......................................................  76

20.     SUBORDINATION OF THE NOTES AND ROLLOVER NOTES...................................  76
        20.1.   Notes or Rollover Notes Subordinated to Senior Indebtedness.............  76
        20.2.   Payment Over of Proceeds Upon Bankruptcy................................  76
        20.3.   Suspension of Payment When Senior Indebtedness in Default...............  77
        20.4.   Payment Permitted If No Default.........................................  78
        20.5.   Subrogation to Rights of Holders of Senior Indebtedness.................  78
        20.6.   Provisions Solely to Define Relative Rights.............................  79
        20.7.   No Waiver of Subordination Provisions...................................  79
        20.8.   Reliance on Judicial Order or Certificate of Liquidating Agent..........  80
        20.9.   Notice to the Holders of the Notes and the Rollover Notes...............  80
        20.10.  Proof of Claim..........................................................  80

21.     MISCELLANEOUS...................................................................  81
        21.1.   Successors and Assigns..................................................  81
        21.2.   Payments Due on Non-Business Days.......................................  81
        21.3.   Satisfaction Requirement................................................  81
        21.4.   Severability............................................................  81
        21.5.   Construction; Accounting Terms, Etc.....................................  81
        21.6.   Computation of Time Periods.............................................  82
        21.7.   Execution in Counterparts...............................................  82
        21.8.   GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC..........................  82
        21.9.   WAIVER OF JURY TRIAL.................................................... S-1

                                   EXHIBITS

Exhibit A      --      Form of Note
Exhibit B      --      Form of Rollover Note
Exhibit C      --      Form of Solvency Certificate
Exhibit D      --      Form of Subsidiary Guaranty
Exhibit E-1    --      Form of Opinion of Cooley Godward LLP, Counsel for the
                       Company
Exhibit E-2    --      Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                       LLP, Special New York
                       Counsel for the Company
Exhibit E-3    --      Form of Opinion of Vorys, Sater, Seymour & Pease LLP,
                       Special Ohio Counsel for the Company
Exhibit E-4    --      Form of Opinion of Marshall Hill Cassas & de Lipkau,
                       Special Nevada Counsel for the Company
Exhibit E-5    __      Form of Opinion of Latham & Watkins LLP, Counsel for DMG
Exhibit F      --      Form of Compliance Certificate
Exhibit G      --      Form of Rollover Notes Registration Rights Agreement
Exhibit H      --      Form of Warrant Agreement

                                URS CORPORATION
                       100 California Street, Suite 500
                         San Francisco, CA 94111-4529


          Senior Subordinated Increasing Rate Notes due June 9, 2000


                                                              As of June 9, 1999


TO EACH OF THE PURCHASERS LISTED IN
     SCHEDULE I ATTACHED HERETO:

Ladies and Gentlemen:

          URS Corporation, a Delaware corporation (the "Company"), hereby agrees with you as follows:


1.   AUTHORIZATION OF NOTES; INTEREST.

          (a) The Company has authorized the issue and sale of $200,000,000 aggregate principal amount of its Senior Subordinated Increasing Rate Notes due June 9, 2000 (the Notes delivered pursuant to Section 2 of this Agreement, any Secondary Notes (as hereinafter defined) issued in respect of such Notes or such Secondary Notes and any Notes issued in substitution therefor pursuant to
Section 11 of this Agreement being, collectively, the "Notes"), to be dated the date of issue, to bear interest from such date as provided therein and to mature on June 9, 2000. The Notes shall be in substantially the form of Exhibit A hereto, with such amendments, supplements and other modifications thereto, if any, as shall be approved from time to time by you and the Company. Capitalized terms used in this Agreement shall have the meanings specified in Schedule II hereto (except that capitalized terms used in Section 9A of this Agreement shall have the meanings specified in Schedule III); and references in this Agreement to a "Schedule" or an "Exhibit" are, unless otherwise specified herein, references to a Schedule or an Exhibit attached to this Agreement.

          (b) On each Interest Payment Date on which interest accrued on a Note or a Rollover Note or a Secondary Note (as hereinafter defined) at an interest rate in excess of 15% per annum, the Company shall have the option to pay the amount of such excess interest due on such date (the "PIK Portion") in cash or through the issuance of additional Notes (the "Secondary Notes") in an aggregate principal amount equal to the PIK Portion (rounded to the nearest whole cent); provided that the Company shall pay cash in lieu of issuing Secondary Notes in any denominations of less than $100,000 (determined for each Holder with respect to the aggregate principal amount of all Notes or Rollover Notes, as the case may be, held by such

Holder). On each Interest Payment Date on which the Company elects to pay the PIK Portion through the issuance of Secondary Notes, the Company shall issue and deliver Secondary Notes to each Holder, in the aggregate principal amount required to pay such PIK Portion, together with cash in the amount necessary to pay the portion of the interest due on such Interest Payment Date that is payable in cash. Any Secondary Notes so issued shall be dated the applicable Interest Payment Date, shall mature on the same date as the maturity date of the Note or Rollover Note or Secondary Note, as the case may be, in respect of which it is issued, and shall be governed by, and subject to, the terms, provisions and conditions of this Agreement, and shall bear interest from and after such date in the same manner as, and have the same rights and benefits as, the Note or Rollover Note or Secondary Note, as the case may be, in respect of which it is issued. Any Secondary Notes issued in respect of the Notes issued pursuant to
Section 2 (and any Secondary Notes issued in respect of such Secondary Notes) shall be in substantially the form of Exhibit A hereto and any Secondary Notes issued in respect of the Rollover Notes (and any Secondary Notes issued in respect of such Secondary Notes) shall be in substantially the form of Exhibit B, but in each case shall be issued with the description "PIK" on their face. The Company shall pay any interest payable on and after the date of maturity (including as a result of acceleration) of any Note or Rollover Note or Secondary Note, as the case may be, solely in cash. Any Holder shall have the right to aggregate amounts of interest payable in the form of Secondary Notes to such Holder and request the Company to issue to such Holder a single Secondary
Note in payment thereof.

2.   SALE AND PURCHASE OF NOTES.

     2.1.  Obligation to Purchase.

           Subject to the terms and conditions of this Agreement, the Company will issue, and you severally agree to purchase from the Company, the respective amount of Notes specified in Schedule I hereto, at the purchase price of 100% of the aggregate principal amount thereof. Your respective obligations hereunder are several and not joint obligations and you shall have no obligation under this Agreement and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder. Notes purchased and sold under this Section 2.1 and repaid or prepaid in full may not be repurchased and resold.

     2.2.  Purchase Date.

           The sale and purchase of Notes shall occur at the offices of Shearman & Sterling, 555 California Street, Suite 2000, San Francisco, California 94104-1522, at or before 10:00 A.M. (San Francisco time), at a closing on June 9, 1999 or on such other Business Day thereafter and on or prior to September 30, 1999 as may be agreed upon among the Company and you (such date being the "Purchase Date"). On the Purchase Date, subject to the fulfillment of the applicable conditions set forth in Section 3, the Company will deliver to each Purchaser the Notes to be purchased in the form of one or more Notes in amounts equal to such Purchaser's Commitment and in an aggregate amount equal to the Total Commitment, dated the Purchase Date and registered in each Purchaser's respective name (or in the names of their respective nominees), against delivery by you to the Company or its order of same day funds in the amount of the aggregate purchase price therefor by wire transfer for the account of the Company to Wells Fargo Bank, National Association, ABA No. 121000248, 420 Montgomery Street, San Francisco, California 94163, Account No. 4520105693, Account Name: URS Corporation.


3.   CONDITIONS TO THE PURCHASE OF NOTES.

           Your obligation to purchase and pay for the Notes to be sold to you on the Purchase Date is subject to the fulfillment, on or prior to the Purchase Date, of the following conditions:

     3.1.  Documents Required.

           You shall have received the following documents, each dated as of the Purchase Date (except as otherwise specified below) and in the form of the respective Exhibit hereto, if any, or otherwise in form and substance reasonably satisfactory to you:

           (a) Notes.  One or more Notes, duly executed by the Company and
               -----
payable to you in the amount of your Commitment.

           (b) Corporate Approvals and Other Similar Documentation.  Certified
               ---------------------------------------------------
copies of the resolutions of the Board of Directors of the Company and each Subsidiary Guarantor approving each of the Note Documents to which it is or is to be a party, the issuance and sale of the Notes, the issuance of the Rollover Notes, the Secondary Notes, the Warrant Agreements and the Rollover Notes Registration Rights Agreement and the transactions contemplated hereby and thereby, and all documents evidencing other necessary corporate action with respect to each such Note Document, the issuance and sale of the Notes, the Rollover Notes, the Secondary Notes, the Warrant Agreements and the Rollover Notes Registration Rights Agreement and the other transactions contemplated hereby and thereby.

           (c) Organizational Documents.  A copy of the Organizational Documents
               ------------------------
of the Company and each Subsidiary Guarantor and each amendment thereto, certified (as of a date reasonably near the Purchase Date) by the Secretary of State of the respective jurisdiction of its incorporation as being a true and complete copy thereof.

           (d) Good Standing Certificates.  A copy of a certificate of the
               --------------------------
Secretary of State of the respective jurisdiction of incorporation, dated reasonably near the Purchase Date, listing the Organizational Documents of the Company and each Subsidiary Guarantor and each amendment thereto on file in the office of such Secretary of State and certifying that (i) such amendments are the only amendments to the Organizational Documents of the Company or the Subsidiary Guarantor, as the case may be, on file in his office, (ii) the Company or the Subsidiary Guarantor, as the case may be, has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (iii) the Company or the Subsidiary Guarantor, as the case may be, is duly incorporated and is in good standing under the laws of the jurisdiction of its incorporation.

           (e) Secretary's Certificate.  A certificate from the secretary or an
               -----------------------
assistant secretary (or a person performing similar functions) of the Company and each Subsidiary Guarantor certifying:

               (i) the completeness and accuracy of the resolutions of the Board of Directors of the Company or such Subsidiary Guarantor, as the case may be, and all documents evidencing other necessary corporate action thereof referred to under subsection (b) of this Section 3.1;

               (ii) the completeness and accuracy of the bylaws of the Company or such Subsidiary Guarantor, as the case may be, as in effect on the date the resolutions specified in subsection (b) of this Section 3.1 were adopted and on the Purchase Date (a copy of which shall be attached to such certificate); and

               (iii) the names and true signatures of the officers of the Company or such Subsidiary Guarantor, as the case may be, authorized to sign each of the Note Documents to which it is or is to be a party and the other agreements, instruments and other documents to be delivered hereunder or thereunder.

           (f) Officer's Certificate.  A certificate of the Company, signed on
               ---------------------
behalf of the Company by a Senior Financial Officer thereof (the statements made in which certificate shall be true on and as of the Purchase Date), certifying as to:

               (i) the completeness and accuracy in all material respects of all of the representations and warranties made by the Company in this Agreement and the other Note Documents to which it is or is to be a party, before and after giving effect to the issue and sale of the Notes and to the application of the proceeds therefrom as contemplated by Section 4.11, as though made on and as of the Purchase Date (except for such representations and warranties that by their terms relate to an earlier date, which representations and warranties shall only be required to be complete and accurate as of such specified date);

               (ii) the absence of any event occurring and continuing, or resulting from the issue and sale of the Notes or the consummation of any of the transactions contemplated hereby, that constitutes a Default or an Event of Default;

               (iii) to the best of their knowledge, the absence of any existing or threatened event or circumstance applicable to the Company or any of its Subsidiaries that could reasonably be expected to impair the ability of the Company to consummate the Refinancing;

               (iv) the satisfaction of all conditions precedent by the Company to the issue and sale of the Notes on and as of the Purchase Date; and

               (v) the aggregate gross revenues for the Fiscal Year ended October 31, 1998 of the Subsidiary Guarantors, which shall be equal to at least 90% of the aggregate gross revenues of the Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year.

           (g) Solvency Certificate.  The Company shall have delivered a
               --------------------
certificate from its Senior Financial Officer in substantially the form of Exhibit C hereto.

           (h) Financial Information.  Copies of the audited consolidated
               ---------------------
financial statements of the Company and its Subsidiaries referred to in Section 4.5(a).

           (i) Consents.  Certified copies of all material Governmental
               --------
Authorizations, and all material consents, approvals and authorizations of, and notices to and other actions by, all Persons with whom any of the Obligors or any of their respective Subsidiaries has any Contractual Obligations, that are necessary or advisable in connection with the execution, delivery or performance of this Agreement and the other Note Documents or the consummation of the issuance and sale of the Notes or any of the other transactions contemplated hereby or thereby, including the Refinancing.

           (j) Subsidiary Guaranties.  A guaranty in the form of Exhibit D
               ---------------------
hereto executed by each Subsidiary Guarantor and DMG.

           (k) Bridge Note Disclosure Letter.  The Bridge Note Disclosure
               -----------------------------
Letter, executed by the Company.

     3.2   Opinions of Counsel.

           You shall have received the following favorable opinions, each dated the Purchase Date and in the form of the respective Exhibit hereto or otherwise in form and substance reasonably satisfactory to you:

           (a) Cooley Godward LLP, counsel of the Company, in substantially the form of Exhibit E-1 hereto;

           (b) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Company, in substantially the form of Exhibit E-2 hereto;

           (c) Vorys, Sater, Seymour & Pease LLP, special Ohio counsel for the Company, in substantially the form of Exhibit E-3 hereto;

           (d) Marshall Hill Cassas & de Lipkau, special Nevada counsel for the Company, in substantially the form of Exhibit E-4 hereto; and

           (e) Latham & Watkins LLP, special counsel to DMG, in substantially the form of Exhibit E-5 hereto.

     3.3.  Consummation of Tender Offer.

           The Tender Offer shall have been consummated in accordance with the terms of the Tender Offer Materials and the Merger Agreement (which shall be in full force and effect), and in compliance with all applicable laws, and the Company shall have delivered evidence reasonably satisfactory to you that in excess of 50% of the shares of capital stock of DMG, on a fully diluted basis, have been validly tendered for payment pursuant to the Tender Offer and that the aggregate amount of funds required to consummate the Merger (including all related costs and expenses) will not exceed $347,000,000.

     3.4.  Actions by DMG Board of Directors.

           DMG's Board of Directors shall have taken such actions in connection with its Stockholder Rights Agreement so that the Purchasers are satisfied that the rights arising thereunder are not applicable to the Tender Offer or the Merger.

     3.5.  Consummation of Other Financings.

           (a) The Senior Credit Agreement (in a form reasonably satisfactory to the Required Holders) shall have been executed by the parties thereto and shall be in full force and effect, all conditions to the initial loans thereunder shall have been satisfied or waived (or will be satisfied or waived coincidentally with the sale of the Notes) and the initial Term Loans and the Acquisition Revolving Loans (each as defined in the Senior Credit Agreement) shall be made to the Company under the Senior Credit Agreement coincidentally with the sale of the Notes and the proceeds of such loans shall be applied by the Company as contemplated by the Senior Credit Agreement.

           (b) The Securities Purchase Agreement shall be in full force and effect and the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock to be issued pursuant thereto shall be reasonably satisfactory to the Required Holders. The Company shall have sold to RCBA for cash consideration of $100,000,000 all of the outstanding Company Series A Preferred Stock and Company Series C Preferred Stock pursuant to the Securities Purchase Agreement, and such consideration shall be applied by the Company as contemplated by the Securities Purchase Agreement.

     3.6.  Consents and Approvals.

           All material governmental and third party consents and approvals necessary in connection with the Transaction and the issuance of the Notes shall have been obtained (without the imposition of any material conditions that are not acceptable to the Purchasers) and shall be in full force and effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Required Holders that restrains, prevents or imposes materially adverse conditions upon the Transaction or the issuance of the Notes.

     3.7.  No Material Adverse Change; Pre-Commitment Information.

           (a) There shall not have occurred any material adverse change in the business, financial condition, operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole since October 31, 1998, or DMG and its Subsidiaries, taken as a whole since December 25, 1998 (except for those items included in the disclosure schedules to the Merger Agreement).

           (b) No additional facts or information (including the occurrence of any events or circumstances) shall have come to the attention of Purchasers that are inconsistent with the Pre-Commitment Information and that, either individually or in the aggregate, could reasonably be expected, in the reasonable judgment of the Purchasers, to have a Material Adverse Effect.

     3.8.  Litigation.

           There shall exist no action, suit, investigation, litigation or proceeding (including those pertaining to Environmental Claims) pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect (except for such actions, suits, investigations, litigation and proceedings disclosed to the Purchasers in the Pre-Commitment Information).

     3.9.   Change in Market Conditions.

            There shall not have occurred any disruption or change in financial, banking or capital markets or in the regulatory environment that in the good faith judgment of the Purchasers could materially and adversely affect the sale of the Notes or the Refinancing.

     3.10.  Payment of Accrued Fees and Expenses.

            Without limiting the provisions of Section 13.1, all of the accrued fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Note Documents to be paid by or on behalf of the Company, and all compensation payable to MS pursuant to the terms of the Commitment Letter, on or prior to the Purchase Date shall have been paid.


4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to you that as of the date hereof and the Purchase Date:

     4.1.   Organization; Power and Authority.

            The Company and each of its Subsidiaries are Persons duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and are duly qualified as foreign corporations or other entities and are in good standing in each other jurisdiction in which the ownership, lease or operation of their property and assets or the conduct of their businesses requires such qualification, other than in any such jurisdiction in which the failure to be so qualified or in good standing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all corporate and other necessary power and authority to own or to hold under lease all of the property and assets they purport to own or hold under lease and to conduct the business they conduct and propose to conduct. Each of the Obligors has all corporate and other necessary power and authority to execute and deliver this Agreement, the Notes and the other Note Documents to which it is or is to be a party, to perform its Obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby.

     4.2.  Authorization, Enforceability, Etc.

           This Agreement and each of the other Note Documents have been duly authorized by all necessary corporate or other appropriate action (including, without limitation, all necessary shareholder action) on the part of each of the Obligors intended to be a party thereto. This Agreement has been, and the Notes and each of the other Note Documents, when delivered hereunder, will have been, duly executed and delivered by each of the Obligors intended to be a party thereto. This Agreement constitutes, and the Notes and each of the other Note Documents, when delivered hereunder, will constitute, the legal, valid and binding obligations of each of the Obligors intended to be a party thereto, enforceable against such Obligor in accordance with their respective terms, except as such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     4.3.  Disclosure.

           (a) All of the information (other than projections and forecasts) furnished by or on behalf of any of the Obligors or any of their respective Subsidiaries to you under or in connection with this Agreement (including but not limited to the Bridge Note Disclosure Letter) or any of the other Note Documents or any other document, certificate or other writing furnished to you in connection with the sale and purchase of the Notes or any of the other transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact (known to the Company, in the case of any document not furnished by it) necessary to make the statements made therein, in light of the circumstances under which any such statements were made, not misleading. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to you have been prepared in good faith based upon reasonable assumptions and represented at the time each such financial projection or forecast was delivered to you the Company's best estimate of its future financial performance (it being recognized by you that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).

           (b) There is no fact or circumstance known to the Company or its Subsidiaries that, either individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect that has not been disclosed in this Agreement or the other Note Documents or in other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company, specifically for use in connection with the purchase of the Notes.

           (c) The statements set forth in clauses (a) and (b) above shall be construed in the same manner as claims asserted pursuant to Section 10(b) of the Securities Act.

     4.4. Organization and Ownership of Shares of Subsidiaries; Inactive Subsidiaries.

           (a) Section 4.4(a) of the Bridge Note Disclosure Letter sets forth all of the Subsidiaries of the Company as of the Purchase Date, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding that are owned by the Company and/or one or more of its Subsidiaries, except certain of such information in respect of Subsidiaries of DMG will be provided as set forth in Section 8.1(q). All of the outstanding shares of capital stock or similar equity interests of each Subsidiary of the Company shown as being owned by the Company and/or one or more of its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company and/or one or more of its Subsidiaries, free and clear of all Liens, except for Liens permitted under Section 9.2.

           (b) Except for restrictions in agreements with respect to Indebtedness of Foreign Subsidiaries, none of the Subsidiaries of the Company is a party to or otherwise is subject to any legal restriction or any agreement or arrangement restricting the ability of such Subsidiary to pay dividends out of profits or to make any other similar distributions of profits to the Company or any of its Subsidiaries that owns shares of capital stock of or similar equity interests in such Subsidiary.

           (c) None of the Subsidiaries of the Company listed in Section 4.4(c) of the Bridge Note Disclosure Letter (the "Inactive Subsidiaries") is conducting any material business, owns any material property or is generating any material revenue.

     4.5.  Financial Statements.

           (a) (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 1998 and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at January 31, 1999 and April 30, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period then ended, have been prepared in accordance with GAAP and fairly present the consolidated financial condition of the Company and its Subsidiaries as at such dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods ended on such dates.

           (b) Since October 31, 1998, except as disclosed in the Pre-Commitment Information, there has been (i) no material adverse change in the business, financial condition, operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, and (ii) no development, event or circumstance relating to or affecting the Company or any of its Subsidiaries that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     4.6.  Compliance with Laws, Other Instruments, Etc.

           The execution, delivery and performance by each of the Obligors of each of the Note Documents to which it is or is to be a party and the consummation of the issue and sale of the Notes and the other transactions contemplated hereby and thereby do not (a) contravene such Obligor's Organizational Documents or bylaws, (b) violate any Requirement of Law, (c) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of any of the Obligors or any of their respective Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any of the Obligors nor any of their respective Subsidiaries is in violation of any of the terms of its Organizational Documents or bylaws or any Requirement of Law, the violation of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.7.  Governmental Authorizations, Etc.

           (a) The Company and each of its Subsidiaries (i) own or possess all of the Governmental Authorizations that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as presently conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) have not received any notice relating to or threatening the revocation, termination, cancellation, denial, impairment or modification of any such Governmental Authorization, nor is the Company or any of its Subsidiaries in violation or contravention of, or in default under, any such Governmental Authorization.

           (b) No Governmental Authorization, and no consent, approval or authorization of, or notice to, or other action by, any Person, is required for the due execution, delivery, recordation, filing or performance by any of the Obligors of this Agreement or any of the other Note Documents to which it is or is to be a party, or for the consummation of the sale and purchase of the Notes and the other transactions contemplated hereby and thereby.

     4.8.  Litigation.

            There are no actions, suits, investigations, litigations or proceedings pending or, to the Company's knowledge, threatened against or affecting any of the Obligors or any of their respective Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any other Governmental Authority of any kind that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.9.   Taxes.

            (a) Except to the extent that failure to perform would not be likely to result in a Material Adverse Effect, each of the Obligors and each of their respective Subsidiaries have filed or caused to be filed all tax returns and reports that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all taxes shown to be due and payable on any assessments of which such Obligor or such Subsidiary, as the case may be, has received notice and all other taxes, assessments, levies, fees and other governmental charges imposed upon any of the Obligors or any of their respective Subsidiaries, or their property, assets, income or franchises, to the extent such taxes, assessments, levies, fees and other charges have become due and payable and before they have become delinquent, except for taxes, assessments, levies, fees or other charges the amount, applicability or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and with respect to which such Obligor or such Subsidiary, as the case may be, has established appropriate and adequate reserves in accordance with GAAP.

            (b) The Company or the relevant Subsidiary has established appropriate and adequate reserves for all taxable years and all other taxable periods for which the expiration of the applicable statute of limitations for assessment or collection of the federal income tax liabilities of the Company or any of its Subsidiaries has not occurred (whether as a result of extension or otherwise) and for its current fiscal period.

            (c) Neither any of the Obligors nor any of their respective Subsidiaries or Affiliates has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute period of limitations for the assessment of any material tax of any such Obligor or any such Subsidiary or Affiliate, except to the extent that the Company or the relevant Subsidiary has established an appropriate and adequate reserve in respect of such tax.

     4.10.  Compliance with ERISA.

            (a) The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan of the Company and its Subsidiaries, and have performed all their obligations under each such Employee Benefit Plan, except where such failure to comply or failure to perform would not be likely to result in a Material Adverse Effect. Each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

            (b)  No ERISA Event has occurred or is reasonably expected to occur.

            (c) Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth on Section 4.10 of the Bridge Note Disclosure Letter, no such Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

            (d) As of the most recent valuation date for any Pension Plan of the company and its Subsidiaries, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000 .

            (e) As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all such Multiemployer Plans, based on information available pursuant to
Section 4221(e) of ERISA, does not exceed $5,000,000.

     4.11.  Use of Proceeds.

            The proceeds received from the sale of the Notes to you will be used solely to finance the purchase price of the Tender Offer, to refinance certain existing Indebtedness of the Company and its Subsidiaries, and to pay costs, fees and expenses incurred in connection with the Transaction.

     4.12.  Environmental Matters.

            Except as set forth on Section 4.12 of the Bridge Note Disclosure
Letter:

            (i) neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, would be likely to result in a Material Adverse Effect;

            (ii) neither the Company nor any of its Subsidiaries has received on its own behalf any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S)9604) or any comparable state law;

            (iii) there are and, to the knowledge of each Responsible Officer of the Company, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, would be likely to result in a Material Adverse Effect;

            (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of each Responsible Officer of the Company, any predecessor of the Company or any of its Subsidiaries has filed on its own behalf any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Company's nor any of its Subsidiaries' operations involves (other than in a solely advisory capacity) the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

            (v) compliance by the Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, be likely to result in a Material Adverse Effect.

            Notwithstanding anything in this Section 4.12 to the contrary, no event or condition is occurring with respect to the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company, has occurred with respect to the Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Section 4.12 of the Bridge Note Disclosure Letter that individually or in the aggregate has had or would be likely to result in a Material Adverse Effect.

     4.13.  Existing Indebtedness; Future Liens; Pari Passu Obligations.

            (a) Section 4.13 of the Bridge Note Disclosure Letter sets forth a complete and correct list of all outstanding Indebtedness of the Company and each of its Subsidiaries as of the Purchase Date. As of the Purchase Date and after giving effect to the Transaction, neither the Company nor any of its Subsidiaries will be in default, and no waiver of default will be in effect, in the payment of any principal of or interest on any Indebtedness of the Company or any such Subsidiary, and no event or condition will exist with respect to any Indebtedness of the Company or any such Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable, or would require an offer to prepay, redeem, repurchase, purchase or defease such Indebtedness to be made, in each case prior to its stated maturity or its regularly scheduled dates of payment.

            (b) Neither any of the Obligors nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien not expressly permitted under Section 9.2.

            (c) The Obligations of the Company under this Agreement and the other Note Documents shall (i) rank pari passu with all unsubordinated Indebtedness of the Company (other than Senior Indebtedness of the Company),
(ii) rank senior to any other subordinated Indebtedness of the Company and (iii) be subordinated to the Senior Indebtedness of the Company.

     4.14.  Material Contracts.

            (a) Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not be likely to result in a Material Adverse Effect.

            (b) Neither the Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions that, individually or in the aggregate, would be likely to result in a Material Adverse Effect.

     4.15.  DMG.

            The Company has heretofore delivered to the Purchasers, at the Purchasers' request, the audited consolidated balance sheet of DMG and its Subsidiaries as at March 27, 1998 and March 26, 1999 and the related consolidated statements of income, stockholders' equity and cash flows of DMG and its Subsidiaries for the DMG Fiscal Year then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. DMG does not (and will not following the purchase of the Notes) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of DMG or any of its Subsidiaries.

     4.16.  Investment Company Act; Other Regulations.

            Neither the Company nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or State statute or regulation that limits its ability to incur Indebtedness as contemplated herein.

     4.17.  Public Utility Holding Company Act.

            Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company" or an "affiliate," of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.18.  Year 2000 Representation.

            Any reprogramming or other corrective modifications required to permit the proper functioning, in and following the year 2000, of (i) the Company's and its Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Company's and its Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by September 30, 1999, except to the extent the failure to complete such reprogramming could not reasonably be expected to have a Material Adverse Effect. The cost of the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to the Company and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) could not reasonably be expected to have a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

     4.19.  Private Placement Representation.

            None of the Company, its Subsidiaries nor any of their respective "affiliates" (as defined in Rule 501(b) of Regulation D under the Securities
Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any

"security" (as defined in the Securities Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. Neither the Company nor any of its Subsidiaries has distributed any offering material in connection with the offering of the Notes; provided that the preceding portion of this sentence does not apply to any offering material distributed directly by the Purchasers. No securities of the same class as the Notes have been issued and sold by the Company or any of its Subsidiaries within the six-month period immediately prior to the date hereof.

     4.20.  Compliance with Rule 144A Requirements.

            (a) The Notes are not of the same class (within the meaning of Rule 144A under the Securities Act) as any securities of the Company or any of its Subsidiaries that are listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

            (b) Each of the Notes satisfies the eligibility requirements of Rule 144A(d)(3) under the Securities Act.


5.   REPRESENTATIONS OF THE PURCHASERS.

     5.1.   Purchase for Investment, Etc.

            Each of the Purchasers, severally and not jointly, represents and warrants to the Company that:

            (a) such Purchaser is an institutional "accredited investor" within the meaning of Regulation D of the Securities Act and the Notes (or Rollover Notes and Warrants) to be acquired by it pursuant to this Agreement are being acquired for its own account and without a view to, or for resale in connection with, any distribution thereof or any interest therein; provided that the provisions of this Section shall not prejudice such Purchaser's right at all times to sell or otherwise dispose of all or any part of the Notes (or Rollover Notes and Warrants) so acquired pursuant to a registration under the Securities Act or an exemption from such registration available under the Securities Act;

            (b) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the

Notes (or Rollover Notes and Warrants), such Purchaser is capable of bearing the economic risks of such investment and such Purchaser has had the opportunity to conduct its own due diligence investigation in relation to its purchase of the Notes (or Rollover Notes and Warrants) hereunder;

           (c) such Purchaser (i) is (A) exempt from withholding tax or (B) entitled to a treaty-reduced rate of withholding tax and (ii) otherwise meets or has satisfied the requirements of Section 13.3; and

           (d) no part of the funds used by such Purchaser to purchase the Notes (or Rollover Notes or Warrants) hereunder constitutes assets of any Pension Plan or any "plan" (as defined in Section 4975 of the Internal Revenue
Code).

     5.2.  Solicitation by Each Purchaser.

           Each of the Purchasers, severally and not jointly, represents and warrants to the Company that no form of general solicitation or general advertising was used by such Purchaser or, to the best of its knowledge, any other Person acting on behalf of such Purchaser, in respect of the Notes (or Rollover Notes and Warrants) or in connection with the purchase of the Notes (or Rollover Notes and Warrants) and that the Notes have not been offered to any Person that is not an institutional "accredited investor" within the meaning of Regulation D of the Securities Act.


6.   PREPAYMENTS AND REDEMPTIONS OF THE NOTES.

     6.1.  Optional Prepayment of the Notes and Rollover Notes.

           (a)  The Notes.  The Company may, at its option, upon not less than
                ---------
ten days' prior written notice to the Holders of the Notes, prepay all or any part of the Notes, in an aggregate principal amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof (or, if less, the remaining aggregate principal amount of all Notes outstanding at such time), at a purchase price in cash equal to 100% of the aggregate principal amount of the Notes so prepaid, plus all accrued and unpaid interest thereon, if any, to the date of such prepayment. Each notice of an optional prepayment of the Notes pursuant to this
Section 6.1(a) shall specify the date fixed for such prepayment, the aggregate principal amount of Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 6.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 6.1(a).

           (b)  The Rollover Notes.  The Company may, at its option, upon not
                ------------------
less than ten days' prior written notice to the Holders of the Rollover Notes, prepay all or any part of the Rollover Notes, in an aggregate principal amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof (or, if less, the remaining aggregate principal amount of all Notes outstanding at such time) at a purchase price in cash equal to 100% of the aggregate principal amount of the Notes so prepaid, plus all accrued and unpaid interest therein, if any, to the date of such prepayment; provided, however, that the redemption price (i) for any Fixed Rate Rollover Notes prepaid during the 5-year period commencing from the Rollover Date also will include the Make-Whole Premium and
(ii) for any Fixed Rate Rollover Notes prepaid during the period from the fifth anniversary of the Rollover Date to the ninth anniversary of the Rollover Date will also include a premium equal to the product of 50% of the coupon interest rate for such Fixed Rate Rollover Notes and the principal amount of the Fixed Rate Rollover Notes prepaid from the fifth anniversary to but not including the sixth anniversary of the Rollover Date, with such premium to decline to the product of 37 1/2% of such interest rate and the principal amount of the Fixed Rate Rollover Notes prepaid from the sixth anniversary to but not including the seventh anniversary of the Rollover Date, the product of 25% of such interest rate and the principal amount of the Fixed Rate Rollover Notes prepaid from the seventh anniversary to but not including the eighth anniversary of the Rollover Date and the product of 12 1/2% of such interest rate and the principal amount of the Fixed Rate Rollover Notes prepaid from the eighth anniversary to but not including the ninth anniversary of the Rollover Date. Each notice of an optional prepayment of the Rollover Notes pursuant to this Section 6.1(b) shall specify the date fixed for such prepayment, the aggregate principal amount of Rollover Notes to be prepaid on such date, the principal amount of each Rollover Note held by such Holder to be prepaid (determined in accordance with Section 6.4) and the interest and premium, if any, to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 6.1(b).

     6.2. Mandatory Redemption of Notes or Rollover Notes in the Event of a Change of Control.

           (a) Upon the occurrence of a Change of Control, the Company shall redeem all of the Notes or Rollover Notes at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of such redemption (the "Change of Control Payment"). Within three Business Days following any Change of Control, the Company shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each Holder of the Notes or Rollover Notes stating:

                (i) that a Change of Control redemption is being made pursuant to this Section 6.2; and

                (ii) the redemption price for the Note or Rollover Note or Notes or Rollover Notes of such Holder and the Change of Control Repurchase Date therefor.

Notwithstanding the foregoing, the failure of the Company to deliver the notice referred to in the second sentence of this Section 6.2(a) to any Holder of the Notes or Rollover Notes shall not affect or impair the obligation of the Company to purchase any Note or Rollover Note from such Holder on the applicable Change of Control Repurchase Date.

           (b) On a date that is no earlier than 30 days nor later than 60 days from the date that the Company delivers or causes to be delivered notice of the Change of Control to the Holders or, if the Company fails to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Change of Control (the "Change of Control Repurchase Date"), the Company shall pay to each of the Holders of the Notes or Rollover Notes the Change of Control Payment for its Notes or Rollover Notes.

     6.3.  Mandatory Redemptions of the Notes or Rollover Notes.

           (a)  Refinancing.  Upon the consummation of the sale of the
                -----------
Refinancing Securities, the Company shall redeem all outstanding Notes or Rollover Notes at a redemption price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of such redemption and all fees, expenses and other payments due and payable to the Holders of the Notes or Rollover Notes under the Note Documents on such date; provided, however, that the redemption price for any Fixed Rate Rollover Notes also will include the respective premium provided for optional prepayments in
Section 6.1(b).

           (b)  The Notes.  In addition to the mandatory redemption provided in
                ---------
Section 6.3(a), except to the extent that the respective Net Cash Proceeds or Net Equity Securities Proceeds are applied to repay Indebtedness under the Senior Credit Agreement, upon receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds or Net Equity Securities Proceeds, as the case may be, from (i) the issuance or incurrence by the Company or any of its Subsidiaries of any Indebtedness (other than Indebtedness issued or incurred pursuant to Section 9.1), (ii) the sale or issuance by the Company or any of its Subsidiaries of any equity Securities other than (A) issuances of equity Securities of the Company to directors and employees of the Company and its Subsidiaries pursuant to a written employee benefit plan maintained by the Company or any of its Subsidiaries, approved by the Company's Board of Directors and issuances of equity Securities of the Company pursuant to the exercise of options or warrants issued under any such plan, (B) the issuance of the Company Series B Preferred Stock to RCBA in the manner contemplated by the Securities Purchase Agreement and (C) issuances of equity Securities of the Company, the Net Equity Security Proceeds of which are applied by the Company or its Subsidiaries to the consideration paid by the Company or such Subsidiary for Subsequent Acquisitions (provided that the Company shall apply such Net Equity Securities Proceeds to the consideration for such Subsequent Acquisitions during the three-month period following the date of receipt of such Net Equity Securities Proceeds by the Company) and (iii) any Asset Sale (other than (A) Asset Sales effected in the ordinary course of the Company's or the applicable Subsidiary's business or (B) Asset Sales with respect to

Exchange Assets (excluding, however, Net Cash Proceeds to the extent they exceed the amount of cash expected to be expended by the Company and its Subsidiaries to acquire such Exchange Assets)), the Company shall redeem outstanding Notes in an amount equal to (1) in the case of clause (ii) above, the lesser of (xx) 50% of the aggregate principal amount of all Notes outstanding on the date of such redemption and (yy) the amount of such Net Equity Securities Proceeds and (2) in the case of clauses (i) and (iii) above, the lesser of (xx) 100% of the aggregate principal amount of all Notes outstanding on the date of such redemption and (yy) the amount of such Net Cash Proceeds, in either case at a purchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of such redemption and all fees, expenses and other payments due and payable to the Holders of the Notes under the Note Documents on such date. For purposes of this Section 6.3, "Exchange Assets" means assets that the Company or any of its Subsidiaries intends to replace with assets that are of a nature and type that are used or useful in a business engaged in by the Company and its Subsidiaries at the time of any such replacement or any business activity substantially similar or related thereto.

          (c) The Rollover Notes.  Except to the extent that the respective Net
              ------------------
Cash Proceeds or Net Equity Securities Proceeds are applied to repay Indebtedness under the Senior Credit Agreement and until any Fixed Rate Rollover Notes are issued, upon receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds or Net Equity Securities Proceeds, as the case may be, from
(i) the issuance or incurrence by the Company or any of its Subsidiaries of any Indebtedness (other than Indebtedness issued or incurred pursuant to Section 9A.1), (ii) the sale or issuance by the Company or any of its Subsidiaries of any equity Securities other than (A) issuances of equity Securities of the Company to directors and employees of the Company and its Subsidiaries pursuant to a written employee benefit plan maintained by the Company or any of its Subsidiaries, approved by the Company's Board of Directors and issuances of equity Securities of the Company pursuant to the exercise of options or warrants issued under any such plan, (B) the issuance of the Company Series B Preferred Stock to RCBA in the manner contemplated by the Securities Purchase Agreement,
(C) issuances of equity Securities of the Company, the Net Equity Security Proceeds of which are applied by the Company or its Subsidiaries to the consideration paid by the Company or such Subsidiary for Investments (as defined in Schedule III) permitted under Section 9A.3 (provided that the Company shall apply such Net Equity Securities Proceeds to the consideration for such Investments during the three-month period following the date of receipt of such Net Equity Securities Proceeds by the Company) and (D) the issuance of Securities as provided in the Warrant Agreements and (iii) any Asset Sale (other than (A) Asset Sales effected in the ordinary course of the Company's or the applicable Subsidiary's business or (B) Asset Sales with respect to Exchange Assets), the Company shall redeem outstanding Rollover Notes in an amount equal to (1) in the case of clause (ii) above, the lesser of (xx) 50% of the aggregate principal amount of all Rollover Notes outstanding on the date of such redemption and (yy) the amount of such Net Equity Securities Proceeds and (2) in the case of clauses (i) and (iii) above, the lesser of (xx) 100% of the aggregate principal amount of all Rollover Notes outstanding on the date of such redemption and (yy) the amount of such Net Cash Proceeds, in either case at redemption price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of such redemption and all fees, expenses and other payments due and payable to the Holders of the Rollover Notes under the Note Documents on such date.

     6A.3. Offer to Repurchase Fixed Rate Rollover Notes in Respect of an Asset Sale.

            Except to the extent that the respective Net Cash Proceeds are applied to repay Indebtedness under the Senior Credit Agreement, upon receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds that constitute "Excess Proceeds" under Section 9A.8 from any Asset Sale (other than (i) Asset Sales effected in the ordinary course of the Company's or the applicable Subsidiary's business or (ii) Asset Sales with respect to Exchange Assets), each Holder of the Fixed Rate Rollover Notes will have the right to require the Company to repurchase all or any portion of the Fixed Rate Rollover Notes of such Holder pursuant to an offer made in the manner described below (each, an "Offer to Purchase"), at a purchase price (the "Repurchase Payment") in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of such repurchase (the "Repurchase Date") plus the respective premium provided for optional prepayments in Section 6.1(b). Within three Business Days following any Asset Sale generating Excess Proceeds, the Company shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each Holder of the Fixed Rate Rollover Notes stating:

               (i)    that the Offer to Purchase is being made pursuant to this
     Section 6A.3 and that all Fixed Rate Rollover Notes tendered shall be accepted for repurchase;

               (ii) the repurchase price for the Fixed Rate Rollover Note or Fixed Rate Rollover Notes of such Holder and the proposed Repurchase Date therefor (which shall not be less than 30 days nor more than 60 days from the date the Company delivers such notice);

               (iii) that any Fixed Rate Rollover Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

               (iv) that, unless the Company defaults in the payment of the Repurchase Payment, all Fixed Rate Rollover Notes accepted for repurchase pursuant to this Section 6A.3 shall cease to accrue interest after the Repurchase Date; and

               (v) that Holders whose Fixed Rate Rollover Notes are being tendered for repurchase only in part shall be issued a new Fixed Rate Rollover Note equal in principal amount to the unpurchased portion of the Fixed Rate Rollover Notes surrendered.

On the Repurchase Date, the Company shall pay the respective Repurchase Payment in respect of all Fixed Rate Rollover Notes tendered as provided herein against the delivery to the Company of such Fixed Rate Rollover Notes. Any Holder of the Fixed Rate Rollover Notes that elects to have all or a portion of its Fixed Rate Rollover Notes repurchased as part of the Offer to Purchase shall deliver notice to the Company of its election at least three Business Days prior the scheduled Repurchase Date. Any Holder of a Fixed Rate Rollover Note that does not deliver to the Company notice accepting the Offer to Purchase at least three Business Days prior to the Repurchase Date shall be deemed to have rejected such Offer to Purchase. Notwithstanding the foregoing, the failure of the Company to deliver the notice referred to in the third sentence of this Section 6A.3 to any Holder of the Fixed Rate Rollover Notes shall not affect or impair the obligation of the Company to purchase any Fixed Rate Rollover Notes from such Holder as provided herein.

     6.4.  Allocation of Partial Prepayments.

           In the case of each partial repurchase or redemption of Notes or Rollover Notes pursuant to Section 6.1 or 6.3, the principal amount of Notes or Rollover Notes to be repurchased or redeemed shall be allocated (in integral multiples of $1,000) among all of the Notes or Rollover Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for repurchase or redemption, with adjustments to the extent practicable to compensate for any prior repurchases or redemptions not made exactly in such proportion.

     6.5.  Maturity; Surrender, Etc.

           In the case of each repurchase or redemption of the Notes or Rollover Notes pursuant to Section 6.1, 6.2 or 6.3, the principal amount of each Note or Rollover Note to be redeemed and the principal amount of each Note or Rollover Note surrendered for repurchase shall mature and become due and payable on the date fixed for such repurchase or redemption, together with accrued and unpaid interest on such principal amount to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest thereon as aforesaid, interest on such principal amount shall cease to accrue. Any Note or Rollover Note redeemed or repurchased in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note or Rollover Note shall be issued in lieu of any repurchased or redeemed principal amount of any Note or Rollover Note.

     6.6.  Purchase of Notes or Rollover Notes.

           The Company will promptly cancel all Notes or Rollover Notes acquired by it pursuant to any payment, prepayment or purchase of Notes or Rollover Notes in accordance with the terms of this Agreement and the Notes or Rollover Notes, and no Notes or Rollover Notes may be issued in substitution or exchange for any such Notes or Rollover Notes.


7.   ROLLOVER.

     7.1.  Rollover Notes.

           If, on the Rollover Date, any Notes shall not have been prepaid or redeemed in full pursuant to Section 6.1, 6.2 or 6.3, then, subject to the terms contained herein and the satisfaction of the conditions set forth below, each Note then outstanding shall be exchanged (the "Rollover") for a new Note (the "Rollover Notes"), each in a principal amount equal to the sum of (a) 102.75% of the principal amount of such exchanged Note and (b) the aggregate principal amount of all Secondary Notes issued in respect of such Note. Any accrued and unpaid interest on the Notes outstanding immediately prior to the Rollover Date (including interest due on the Rollover Date in respect of the Notes) shall be due and payable prior to the consummation of the Rollover. The Rollover Notes shall mature ten years after their issuance. The Rollover Notes shall be in substantially the form of Exhibit B hereto (except as set forth in Section 7.2), with such changes therefrom, if any, as may be approved by you and the Company. Unless otherwise specified in the Rollover Notes, in this Section 7 or in
Section 8A or 9A, the Rollover Notes shall have the same terms, and shall be governed by the provisions of this Agreement to the same extent, as the Notes.

     7.2.  Warrant Agreements.

           (a) Warrant Agreements to purchase up to an aggregate of 1.5% of the fully diluted shares of the common stock of the Company will be issued to the Holders of the Rollover Notes on the Rollover Date, and, consistent with Section 8A.11 hereof, Warrant Agreements to purchase an additional 1.5% of the fully diluted shares of the common stock of the Company will be issued to the Holders of the Rollover Notes on the six-month anniversary of the Rollover Date, with the amount of shares subject to such Warrant Agreements to be determined in each case as of the date of issuance of such Warrant Agreements.

           (b) The aggregate amount of Warrants to be issued to the Holders of Rollover Notes pursuant to Section 7.2(a) shall be allocated among the Holders of Rollover Notes in accordance with the percentage that the outstanding principal amount of Rollover Notes held by each Holder bears to the total outstanding principal amount of all Rollover Notes held by all of the Holders (excluding the Company and its Subsidiaries). The Holders of the Rollover Notes shall be reflected as the registered owners of Warrants on the register maintained by the Company for such purpose pursuant to Section 3 of the Warrant Agreements.

     7.3.  Registration Rights.

           (a) Upon the issuance of the Rollover Notes, the Company shall deliver to each Holder of Rollover Notes an executed counterpart of a registration rights agreement substantially in the form of Exhibit G hereto, as amended, supplemented or otherwise modified from time to time (the "Rollover Notes Registration Rights Agreement"), providing for the following registration rights and otherwise in form and substance satisfactory to the Holders of a majority of the Rollover Notes. Pursuant to the Rollover Notes Registration Rights Agreement, as soon as practicable after the Rollover Date, the Company shall file, and shall use its best efforts to have declared effective, at the expense of the Company, an exchange offer registration statement on Form S-4 (or any other similar form adopted by the Securities and Exchange Commission) with respect to the exchange of the Rollover Notes and to keep such exchange registration statement effective until closing of the exchange offer. If such exchange offer cannot be completed within 180 days from the date of issue of the Rollover Notes, the issuer will file and cause to become effective, at the expense of the Company, a "Shelf" registration with respect to resales of the Rollover Notes.

           (b) If the registration statement referred to in Subsection 7.3(a) above is either (i) not filed within 60 days following the Rollover Date or (ii) such exchange offer is not completed or a Shelf registration is not declared effective within 180 days following the Rollover Date, the Company will pay liquidated damages to each Holder of the Rollover Notes in an amount equal to $.192 per week per $1,000 principal amount of Rollover Notes held by such Holder until such time as such registration statement has been declared effective or such exchange offer has been completed, as the case may be. The Company will also pay to each Holder of Rollover Notes liquidated damages in an amount equal to $.192 per week per $1,000 principal amount of Rollover Notes for any period of time following the effectiveness of such registration statement during which such registration statement is not available for resales of the Rollover Notes.

           (c) In connection with the registration statement contemplated herein, the Company will execute and deliver an indenture setting forth the terms of the notes to be issued under such indenture, which terms will include, without limitation, covenants and events of default identical to the Rollover Notes, except that (i) the provisions of Section 10.2 with respect to acceleration shall be replaced with a provision to the effect that if an Event of Default (other than an Event of Default specified in Section 10.1(g)) occurs and is continuing, the trustee under such indenture or the holders of not less than 25% in principal amount of the outstanding notes issued thereunder may, and the trustee under such indenture shall, at the request of the holders of not less than 25% in principal amount of such notes, declare the principal of all of such notes to be due and payable and (ii) such changes as are required for the issuance of such notes under such indenture shall be made. The other provisions of such indenture shall contain customary terms and conditions and shall be in form and substance reasonably satisfactory to the Required Holders. The Company shall appoint under such indenture a trustee eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939. Upon the issuance and effectiveness of an indenture contemplated by this Section 7.3(c), which shall govern the rights of the Holders of the Rollover Notes and the related obligations of the Company and the Subsidiary Guarantors, this Note Purchase Agreement shall cease to be effective.

     7.4.  Conditions to Rollover.

           The obligation of the Holders of the Notes to consummate the Rollover shall be subject to the following conditions precedent:

           (a)  No Event of Default shall have occurred and be continuing.

           (b) The Rollover would not violate the terms of any order, decree, injunction or judgment entered by a court of competent jurisdiction.

           (c) The Company shall have paid all accrued fees and expenses arising out of the transactions contemplated by this Agreement and the other Note Documents (including the reasonable accrued fees and expenses of counsel).

           (d) You shall have received each of the documents required to be delivered pursuant to Section 7.5.

     7.5.  Documents Required.

           On the Rollover Date, the Company shall deliver to you the following documents, each dated the Rollover Date and duly executed or authenticated, as the case may be, by each Person party thereto:

           (a)  The Rollover Notes in exchange for the Notes held by you.

           (b) An executed counterpart of the Rollover Notes Registration Rights Agreement, substantially in the form of Exhibit G hereto.

           (c) Executed counterparts of the Warrant Agreements, substantially in the form of Exhibit H hereto, for each Holder representing its ratable share of 1.5% on a fully diluted basis of the common stock of the Company.

     7.6.  Special Rollover Note Interest Rate Provisions.

           Upon not less than twenty days' prior notice to the Company, any Person that was a Holder of a Rollover Note on the Rollover Date shall have the right to sell such Rollover Note to any other Person and in connection with any such sale to set, in its sole discretion, a fixed rate of interest for such Rollover Note (in lieu of the increasing rate of interest then applicable to such Rollover Note), which fixed rate of interest shall be no less favorable (including that such fixed rate of interest shall not exceed the maximum rate of interest per annum provided for in the Rollover Notes and the maximum rate of interest per annum payable in cash in respect of such fixed rate of interest shall not exceed the maximum interest rate per annum payable in cash provided for in the Rollover Notes) to the Company than the then applicable rate of interest on such Rollover Note. The Company agrees that from time to time coincidental with any such sale it shall issue a replacement Rollover Note (the "Fixed Rate Rollover Notes") to the respective Holder that shall provide for the respective fixed rate of interest and otherwise be substantially in the form of Exhibit B hereto.


8.   AFFIRMATIVE COVENANTS (NOTES).

           From the date of this Agreement and, thereafter, so long as any of the Notes shall be outstanding, the Company will at all times perform and comply, and will cause each of its Subsidiaries to perform and comply, with each of the following covenants:

     8.1.  Financial Statements and Other Reports.

           The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company will deliver to each Holder of a Note:

           (a)  Quarterly Financials.  (i) as soon as available and in any event
                --------------------
within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the Senior Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and
(ii) as soon as available and in any
event within 90 days after the end of each Fiscal Quarter, a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of the Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (b) Year-End Financials.  as soon as available and in any event within
              -------------------
100 days after the end of each Fiscal Year, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by a Senior Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of the Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Year, (iii) an office performance summary for the Fiscal Year then ended and (iv) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers L.L.P. or other independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) Officer's and Compliance Certificates.  together with each
              -------------------------------------
delivery of financial statements of the Company and its Subsidiaries pursuant to subsections (a) and (b) above, (i) an Officer's Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and
(ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Sections 9.1(j) and (k), 9.2(a)(viii), 9.3(h) and (m), 9.4(i) and 9.6(f) and 9.7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

          (d) Reconciliation Statements.  if, as a result of any change in
              -------------------------
accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.5(a), the consolidated financial statements delivered pursuant to subsections (a) or (b) of this
Section 8.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to subsection (a), (b) or (l) of this Section 8.1 following such change, consolidated financial statements of the Company and its Subsidiaries for (A) the current Fiscal Year to the effective date of such change and (B) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements pursuant to subsections (a) or (b) of this Section 8.1 following such change, a written statement of a Senior Financial Officer of the Company setting forth the differences that would have resulted if such financial statements had been prepared without giving effect to such change;

          (e) Accountants' Certification.  together with each delivery of
              --------------------------
consolidated financial statements of the Company and its Subsidiaries pursuant to subsection (b) above, a written statement by the independent certified public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement and the other Note Documents as they relate to accounting matters and that, based on their audit examination, nothing has come to their attention that causes them to believe that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
(ii) of subsection (c) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (f) Accountants' Reports.  promptly upon receipt thereof (unless
              --------------------
restricted by applicable professional standards), copies of all reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (g) SEC Filings and Press Releases.  promptly upon their becoming
              ------------------------------
available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

          (h) Events of Default, Etc.  promptly upon any Responsible Officer of
              -----------------------
the Company obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Default, or becoming aware that any Holder of a Note has given any notice or taken any other action with respect to a claimed Event of Default or Default, (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.1(f), (iii) of any condition or event that would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

          (i) Litigation or Other Proceedings.
              -------------------------------

              (i) promptly upon any Responsible Officer of the Company obtaining knowledge of (A) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by the Company to the Holders of the Notes or (B) any material development in any Proceeding that, in any case:

                     (1) is reasonably likely to result in a Material Adverse Effect; or

                     (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to the Company to enable the Holders of the Notes and their counsel to evaluate such matters; and

               (ii) promptly upon request by any Holder of a Note, a copy of the list of Proceedings delivered by the Company to its independent certified public accountants in connection with the report prepared by them on the consolidated financial statements of the Company and its Subsidiaries for each Fiscal Year, and promptly after request by any Holder of a Note such other information as may be reasonably requested by such Holder to enable such Holder and its counsel to evaluate any of such Proceedings;

          (j)  ERISA Events.  promptly upon becoming aware of the occurrence of
               ------------
or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (k)  ERISA Notices.  with reasonable promptness upon request by any
               -------------
Holder of a Note, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan of the Company or any of its Subsidiaries;
(ii) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan of the Company or any of its Subsidiaries as any Holder of a Note shall reasonably request;

          (l) Financial Plans. as soon as practicable and in any event no later than 60 days following the end of each Fiscal Year, a consolidated plan and financial forecast for the then current Fiscal Year (the "Financial Plan" for such Fiscal Year), including, (i) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, together with a projected Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (iii) such other information and projections as any Holder of a Note may reasonably request;

          (m)  Insurance.  as soon as practicable and in any event by the last
               ---------
day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Holders of the Notes outlining any change since the proceeding Fiscal Year in any material insurance coverage maintained by the Company and its Subsidiaries;

          (n)  Board of Directors.  with reasonable promptness, written notice
               ------------------
of any change in the Board of Directors of the Company;

           (o)  New Subsidiaries or Change in Status of Subsidiaries.  annually,
                ----------------------------------------------------
within 100 days of the end of each Fiscal Year, all of the data required to be set forth on Section 4.4(a) of the Bridge Note Disclosure Letter as of the Purchase Date with respect to all Subsidiaries of the Company and an Officer's Certificate, together with supporting documentation in form and substance satisfactory to the Required Holders, setting forth the aggregate gross revenues for the immediately preceding Fiscal Year of the Subsidiary Guarantors;

           (p)  Subordinated Indebtedness Notices.  promptly upon receipt by the
                ---------------------------------
Company or any of its Subsidiaries of any notice with respect to any Subordinated Indebtedness, and promptly upon the giving of notice by the Company or any of its Subsidiaries with respect to any Subordinated Indebtedness, in each case relating to any default or payment or prepayment of principal of, premium, if any, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to such Subordinated Indebtedness, a copy of such notice;

           (q)  DMG Subsidiaries.  not later than the twentieth Business Day
                ----------------
after the Purchase Date, deliver to each Holder a supplement to Section 4.4(a) of the Bridge Note Disclosure Letter showing as to each Subsidiary of the Company (to the extent not set forth in Section 4.4(a) of the Bridge Note Disclosure Letter), the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding that is owned by the Company and/or one or more of its Subsidiaries; and

           (r)  Other Information.  with reasonable promptness, such other
                -----------------
information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Holder of a Note.

     8.2.  Corporate Existence, Etc.

           Except as permitted under Section 9.6, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however, that neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Holders of the Notes.

     8.3.  Payment of Taxes and Claims; Tax Consolidation.

           The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay such taxes, assessments and governmental charges would not be likely to result in a Material Adverse Effect; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     8.4.  Maintenance of Properties; Insurance.

           (a)  Maintenance of Properties.  The Company will, and will cause
                -------------------------
each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries (including all intellectual property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof the failure of which would likely result in a Material Adverse Effect.

           (b)  Insurance.  The Company will maintain or cause to be maintained,
                ---------
with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

     8.5.  Inspection Rights.

           The Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Holder of a Note to visit and inspect any of the properties of the Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

     8.6.  Compliance with Laws, Etc.

           The Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would be likely to cause, individually or in the aggregate, a Material Adverse Effect. The Company shall maintain and shall cause each Subsidiary Guarantor to maintain, at all times, each Governmental Authorization necessary in order to permit such Obligor fully to own or lease its respective property and assets and properly to conduct its respective
business.   The Company shall ensure and shall cause each Subsidiary Guarantor to ensure, that at all times, it will have the full intended benefits of and rights under each Governmental Authorization, unless the revocation, termination, cancellation, denial, impairment or modification of such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     8.7. Execution of Subsidiary Guaranty by Certain Subsidiaries and Future Subsidiaries.

           (a)  Execution of Subsidiary Guaranty.  In the event that the
                --------------------------------
aggregate gross revenues of the Subsidiary Guarantors for any Fiscal Year, commencing with the Fiscal Year ending October 31, 1999, is less than 90% of the aggregate gross revenues of the Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year, the Company will, within 100 days after the end of such Fiscal Year, cause one or more additional Domestic Subsidiaries after consultation with the Required Holders to execute and deliver to the Holders of the Notes a counterpart of the Subsidiary Guaranty such that the aggregate gross revenues of all Subsidiary Guarantors for such Fiscal Year shall be equal to at least 90% of the aggregate gross revenues of the Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year; provided, however, that notwithstanding the foregoing provision, the Company shall cause any Subsidiary that executes and delivers a guaranty with respect to the Senior Credit Agreement to execute and deliver to the Holders of the Notes a counterpart of the Subsidiary Guaranty.

           (b)  Subsidiary Organizational Documents, Legal Opinions, Etc.  The
                ---------------------------------------------------------
Company shall deliver to each Holder of the Notes, together with a Subsidiary Guaranty, (i) certified copies of the Organizational Documents of each Subsidiary described in Section 8.7(a), together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to each Holder of the Notes, (ii) a copy of such Subsidiary's bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to each Holder of the Notes, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of the Subsidiary Guaranty are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Subsidiary Guaranty, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Required Holders of the Notes and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Subsidiary Guaranty, (c) the enforceability of such Subsidiary Guaranty against such Subsidiary and (d) such other matters as the Required Holders of the Notes may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Required Holders of the Notes and their counsel.

     8.8.  Year 2000.

           The Company shall perform all acts reasonably necessary to ensure that the Company and its Subsidiaries become Year 2000 Compliant in a timely manner. Such acts shall include performing a comprehensive review and assessment of all of the Company's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this Section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. The Company shall, immediately upon request, provide to any Holder of a Note such certifications or other evidence of the Company's compliance with the terms of this paragraph as such Holder may from time to time require.

     8.9.  Syndication.

           The Company shall cooperate with MS in the syndication of the Notes (such cooperation to include participating in meetings with MS and assisting in the preparation of an information memorandum and other materials to be used in connection with such syndication) and shall provide and cause their respective advisors to provide all information reasonably deemed necessary by MS to such syndication. The Company shall coordinate any other financings by the Company and its Subsidiaries with MS's primary syndication efforts relating to the Notes.

     8.10. Consummation of Merger.

           The Company shall proceed to consummate the Merger as soon as practicable following the consummation of the Tender Offer.

     8.11. Use of Proceeds.

           The Company will use the proceeds of the issue and sale of the Notes solely for the purposes set forth in Section 4.11 hereof.

     8.12. Refinancing of the Notes; Rule 144A.

           (a) The Company shall use its best efforts to effectuate a Refinancing as soon as practicable after the date of this Agreement for the purpose, among other things, of refinancing or redeeming the Notes then outstanding, which Refinancing shall yield an amount sufficient, and, if consummated, the proceeds of which shall be used, to repay the aggregate unpaid principal amount of the Notes in full plus accrued interest thereon to the date of repayment and all other amounts payable under the Note Documents.

           (b) The Company will take all necessary actions so that the Notes are eligible for resale under Rule 144A (or any successor rule) of the Securities Act.

     8.13. Payment of Notes.

           The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Agreement.

     8.14. Global Notes.

           At the request of the Required Holders, the Company shall use its best efforts to issue notes in global form (the "Global Notes") in replacement of the Notes. The Global Notes shall be registered in the name of the Depository Trust Company (or its nominee or successor) ("DTC"), be delivered to a paying agent for DTC if so requested by the Required Holders and otherwise be legended, have a "CUSIP" number, be subject to transfer restrictions and have other rights and attributes as are customary in similar financial transactions involving global notes. Without limiting the foregoing and in connection with any Global Note, the Company shall maintain in the Borough of Manhattan in the City of New York an office or agency where the Global Notes may be surrendered for registration of transfer or exchange an where notices and demands to of upon the Company may be served.

     8.15. Opinion of Counsel.

           On the Rollover Date, the Company shall deliver to the Holders an opinion of counsel to the Company, dated as of the Rollover Date and, where applicable, substantially in the form of Exhibits E-1 and E-2 hereto, opining on
(i) the due authorization, execution and delivery, and enforceability against the Company, of the Rollover Notes, the Warrant Agreements and the Rollover Notes Registration Rights Agreement and (ii) such other matters as the Required Holders may reasonably request.


8A.  AFFIRMATIVE COVENANTS (ROLLOVER NOTES).

           From the date of issuance of the Rollover Notes and thereafter until the issuance of any Fixed Rate Rollover Notes, so long as any Rollover Notes shall be outstanding, the Company will at all times perform and comply, and will cause each of its Subsidiaries to perform and comply, with the following covenants; provided that from the date of issuance of any Fixed Rate Rollover Notes, so long as any Rollover Notes shall be outstanding, the Company will at all times perform and comply, and will cause each of its Subsidiaries to perform and comply, with the covenants set forth in Sections 8A.1(a), (b), (c), (e), 8A.2, 8A.3, and 8A.6 through 8A.11:

     8A.1. Financial Statements and Other Reports.

           The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company will deliver to each Holder of a Rollover Note:

           (a) Quarterly Financials.  (i) as soon as available and in any event
               --------------------
within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the Senior Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and
(ii) as soon as available and in any event within 90 days after the end of each Fiscal Quarter, a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of the Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (b) Year-End Financials.  as soon as available and in any event within
              -------------------
100 days after the end of each Fiscal Year, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by a Senior Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of the Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Year, (iii) an office performance summary for the Fiscal Year then ended and (iv) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers L.L.P. or other independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) Officer's and Compliance Certificates.  together with each
              -------------------------------------
delivery of financial statements of the Company and its Subsidiaries pursuant to subsections (a) and (b) above, an Officer's Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

          (d) Reconciliation Statements.  if, as a result of any change in
              -------------------------
accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.5(a), the consolidated financial statements delivered pursuant to subsections (a) or (b) of this
Section 8.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to subsection (a), (b) or (l) of this Section 8.1 following such change, consolidated financial statements of the Company and its Subsidiaries for (A) the current Fiscal Year to the effective date of such change and (B) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements pursuant to subsections (a) or (b) of this Section 8.1 following such change, a written statement of a Senior Financial Officer of the Company setting forth the differences that would have resulted if such financial statements had been prepared without giving effect to such change;

          (e) Accountants' Certification.  together with each delivery of
              --------------------------
consolidated financial statements of the Company and its Subsidiaries pursuant to subsection (b) above, a written statement by the independent certified public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement and the other Note Documents as they relate to accounting matters and that, based on their audit examination, nothing has come to their attention that causes them to believe that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
(ii) of subsection (c) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (f) Accountants' Reports.  promptly upon receipt thereof (unless
              --------------------
restricted by applicable professional standards), copies of all reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (g) SEC Filings and Press Releases.  promptly upon their becoming
              ------------------------------
available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

          (h) Events of Default, Etc.  promptly upon any Responsible Officer of
              -----------------------
the Company obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Default, or becoming aware that any Holder of a Rollover Note has given any notice or taken any other action with respect to a claimed Event of Default or Default, (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.1(f), (iii) of any condition or event that would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

          (i)  Litigation or Other Proceedings.
               -------------------------------

               (i) promptly upon any Responsible Officer of the Company obtaining knowledge of (A) the institution of, or non-frivolous threat of, any Proceedings not previously disclosed in writing by the Company to the Holders of the Rollover Notes or (B) any material development in any Proceeding that, in any case:

                    (1) is reasonably likely to result in a Material Adverse Effect; or

                    (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to the Company to enable the Holders of the Rollover Notes and their counsel to evaluate such matters; and

               (ii) promptly upon request by any Holder of a Rollover Note, a copy of the list of Proceedings delivered by the Company to its independent certified public accountants in connection with the report prepared by them on the consolidated financial statements of the Company and its Subsidiaries for each Fiscal Year, and promptly after request by any Holder of a Rollover Note such other information as may be reasonably requested by such Holder to enable such Holder and its counsel to evaluate any of such Proceedings;

          (j)  ERISA Events.  promptly upon becoming aware of the occurrence of
               ------------
or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (k) ERISA Notices.  with reasonable promptness upon request by any
              -------------
Holder of a Rollover Note, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan of the Company or any of its Subsidiaries; (ii) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan of the Company or any of its Subsidiaries as any Holder of a Rollover Note shall reasonably request;

          (l) Financial Plans.  as soon as practicable and in any event no later
              ---------------
than 60 days following the end of each Fiscal Year, a Financial Plan including,
(i) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, together with a projected Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based,
(ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (iii) such other information and projections as any Holder of a Rollover Note may reasonably request;

          (m) Insurance.  as soon as practicable and in any event by the last
              ---------
day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Holders of the Rollover Notes outlining any change since the proceeding Fiscal Year in any material insurance coverage maintained by the Company and its Subsidiaries;

          (n) Board of Directors.  with reasonable promptness, written notice of
              ------------------
any change in the Board of Directors of the Company;

          (o) New Subsidiaries or Change in Status of Subsidiaries.  annually,
              ----------------------------------------------------
within 100 days of the end of each Fiscal Year, all of the data required to be set forth on Section 4.4(a) of the Bridge Note Disclosure Letter as of the Purchase Date with respect to all Subsidiaries of the Company and an Officer's Certificate, together with supporting documentation in form and substance satisfactory to the Required Holders, setting forth the aggregate gross revenues for the immediately preceding Fiscal Year of the Subsidiary Guarantors;

          (p) Subordinated Indebtedness Notices.  promptly upon receipt by the
              ---------------------------------
Company or any of its Subsidiaries of any notice with respect to any Subordinated Indebtedness, and promptly upon the giving of notice by the Company or any of its Subsidiaries with respect to any Subordinated Indebtedness, in each case relating to any default or payment or prepayment of principal of, premium, if any, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to such Subordinated Indebtedness, a copy of such notice; and

             (q)  Other Information.  with reasonable promptness, such other
                  -----------------
information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Holder of a Rollover Note.

      8A.2.  Corporate Existence, Etc.

             The Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however, that neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Holders of the Rollover Notes.

      8A.3.  Payment of Taxes and Claims; Tax Consolidation.

             The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay such taxes, assessments and governmental charges would not be likely to result in a Material Adverse Effect; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

      8A.4.  Maintenance of Properties; Insurance.

             (a)  Maintenance of Properties. The Company will, and will cause
                  -------------------------
each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries (including all intellectual property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof the failure of which would likely result in a Material Adverse Effect.

             (b)  Insurance. The Company will maintain or cause to be
                  ---------
maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

     8A.5. Inspection Rights.

           The Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Holder of a Rollover Note to visit and inspect any of the properties of the Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

     8A.6. Compliance with Laws, Etc.

           The Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would be likely to cause, individually or in the aggregate, a Material Adverse Effect. The Company shall maintain and shall cause each Subsidiary Guarantor to maintain, at all times, each Governmental Authorization necessary in order to permit such Obligor fully to own or lease its respective property and assets and properly to conduct its respective business. The Company shall ensure and shall cause each Subsidiary Guarantor to ensure, that at all times, it will have the full intended benefits of and rights under each Governmental Authorization, unless the revocation, termination, cancellation, denial, impairment or modification of such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     8A.7. Execution of Subsidiary Guaranty by Certain Subsidiaries and Future
           Subsidiaries.

           (a) Execution of Subsidiary Guaranty. In the event that the aggregate
               --------------------------------
gross revenues of the Subsidiary Guarantors for any Fiscal Year, commencing with the Fiscal Year ending October 31, 1999, is less than 90% of the aggregate gross revenues of the Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year, the Company will, within 100 days after the end of such Fiscal Year, cause one or more additional Domestic Subsidiaries acceptable to the Required Holders to execute and deliver to the Holders of the Rollover Notes a counterpart of the Subsidiary Guaranty such that the aggregate gross revenues of all Subsidiary Guarantors for such Fiscal Year shall be equal to at least 90% of the aggregate gross revenues of the Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year;

provided, however, that notwithstanding the foregoing provision, the Company shall cause any Subsidiary that executes and delivers a guaranty with respect to the Senior Credit Agreement to execute and deliver to the Holders of the Rollover Notes a counterpart of the Subsidiary Guaranty.

           (b) Subsidiary Organizational Documents, Legal Opinions, Etc.  The
               ---------------------------------------------------------
Company shall deliver to each Holder of the Rollover Notes, together with a Subsidiary Guaranty, (i) certified copies of the Organizational Documents of each Subsidiary described in Section 8A.7(a), together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to each Holder of the Rollover Notes, (ii) a copy of such Subsidiary's bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to each Holder of the Rollover Notes, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of the Subsidiary Guaranty are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Subsidiary Guaranty, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Required Holders of the Rollover Notes and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Subsidiary Guaranty, (c) the enforceability of such Subsidiary Guaranty against such Subsidiary and (d) such other matters as the Required Holders of the Rollover Notes may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Required Holders of the Rollover Notes and their counsel.

     8A.8. Refinancing of the Rollover Notes; Rule 144A.

           (a) The Company shall use its best efforts to effectuate a Refinancing as soon as practicable after the date of this Agreement for the purpose, among other things, of refinancing or redeeming the Rollover Notes then outstanding, which Refinancing shall yield an amount sufficient, and, if consummated, the proceeds of which shall be used, to repay the aggregate unpaid principal amount of the Rollover Notes in full plus accrued interest thereon to the date of repayment and all other amounts payable under the Note Documents.

           (b) The Company will take all necessary actions so that the Rollover Notes are eligible for resale under Rule 144A (or any successor rule) of the Securities Act.

     8A.9. Payment of Rollover Notes.

            The Company shall pay the principal of, premium, if any, and interest on the Rollover Notes on the dates and in the manner provided in the Rollover Notes and this Agreement.

     8A.10. Global Notes.

            At the request of the Required Holders, the Company shall use its best efforts to issue Global Notes in replacement of the Rollover Notes. The Global Notes shall be registered in the name of DTC, be delivered to a paying agent for DTC if so requested by the Required Holders and otherwise be legended, have a "CUSIP" number, be subject to transfer restrictions and have other rights and attributes as are customary in similar financial transactions involving global notes. Without limiting the foregoing and in connection with any Global Note, the Company shall maintain in the Borough of Manhattan in the City of New York an office or agency where the Global Notes may be surrendered for registration of transfer or exchange an where notices and demands to of upon the Company may be served.

     8A.11. Issuance of Warrants.

            On the date that is six months after the Rollover Date, the Company shall deliver to each Holder, dated such date and duly executed by each Person party thereto, executed counterparts of the Warrant Agreements, substantially in the form of Exhibit H hereto, representing in the aggregate 1.5% on a fully diluted basis of the common stock of the Company.


9.   NEGATIVE COVENANTS (NOTES).

            From the date of this Agreement and, thereafter, so long as any of the Notes shall be outstanding or until the Rollover Date, the Company will perform and comply, and will cause each of its Subsidiaries to perform and comply, at all times with each of the following covenants:

     9.1.   Indebtedness.

            The Company shall not, and shall not permit any of its Subsidiaries or any Joint Venture in which the Company or any of its Subsidiaries has any interest to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (a) the Company and its Subsidiaries may become and remain liable with respect to their respective Obligations under the Note Documents;

          (b) the Company, its Subsidiaries and Joint Ventures may become and remain liable with respect to Contingent Obligations permitted by Section 9.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (c) the Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to the Company or any other Subsidiary Guarantor, provided that (i) all intercompany Indebtedness owed by the Company to any Subsidiary Guarantor and by any Subsidiary Guarantor to the Company shall be subordinated in right of payment to the payment in full of the Obligations of the Obligors under the Note Documents and (ii) any payment by any Subsidiary Guarantor under any guaranty of such Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary Guarantor to the Company or to any Subsidiary Guarantor for whose benefit such payment is made;

          (d) any Subsidiary of the Company (other than a Subsidiary Guarantor or an Inactive Subsidiary) may become and remain liable with respect to Indebtedness to the Company or any Subsidiary Guarantor to the extent such corresponding Investment by the Company or any such Subsidiary Guarantor is permitted under Section 9.3(m), provided that (i) all intercompany Indebtedness owed by any Subsidiary to the Company shall be subordinated in right of payment to the payment in full of the Obligations of the Obligors under the Note Documents and (ii) any payment by any Subsidiary under any guaranty of such Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to the Company or to any Subsidiary Guarantor for whose benefit such payment is made;

          (e) any Foreign Subsidiary of the Company may become and remain liable with respect to Indebtedness to any other Foreign Subsidiary of the Company;

          (f) the Company may remain liable with respect to Indebtedness evidenced by the Senior Credit Agreement in a principal amount not to exceed $550,000,000;

          (g) Joint Ventures may become and remain liable with respect to Indebtedness to Persons other than the Company or any of its Subsidiaries, provided that such Indebtedness is nonrecourse to the Company, its Subsidiaries and their respective assets;

          (h) Joint Ventures may become and remain liable with respect to Indebtedness to the Company or any Subsidiary of the Company (other than an Inactive Subsidiary) to the extent such corresponding Investment by the Company or any such Subsidiary is permitted under Section 9.3(k);

          (i) Indebtedness (including the amount of any committed lines of credit) listed in Section 4.13 of the Bridge Note Disclosure Letter;

          (j) the Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness to Persons other than the Company or any of its Subsidiaries in an aggregate principal amount (not including the amount of any such Indebtedness and committed lines of credit listed in Section 4.13 of the Bridge Note Disclosure Letter) not to exceed $50,000,000 (less the aggregate amount of all Contingent Obligations permitted by Section 9.4(i)) at any time outstanding;

          (k) Foreign Subsidiaries of the Company may become and remain liable with respect to Indebtedness to Persons other than the Company or any of its Subsidiaries in an aggregate principal amount (including the amount of any such Indebtedness listed in Section 4.13 of the Bridge Note Disclosure Letter) not to exceed $30,000,000 at any time outstanding; and

          (l) any Target who becomes a Subsidiary or who is merged or consolidated into a Subsidiary after the date hereof pursuant to a Subsequent Acquisition permitted by Section 9.6(f) may remain liable with respect to Indebtedness existing immediately prior to the date of such Subsequent Acquisition; provided that (a) such Indebtedness was not incurred in connection with, or anticipation or contemplation of, such Subsequent Acquisition, (b) no Default or Event of Default shall have occurred and be continuing or would occur and be continuing or would occur as a result of such Subsequent Acquisition, and
(c) neither the Company nor any of its Subsidiaries (other than such Target or the Subsidiary into which such Target is merged or consolidated) shall become liable with respect to such Indebtedness.

     9.2. Liens and Related Matters.

          (a)  Prohibition on Liens. The Company shall not, and shall not permit
               --------------------
any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

               (i)   Permitted Encumbrances;

               (ii)  Liens granted pursuant to the Senior Credit Agreement;

               (iii) Liens described on Section 9.2 of the Bridge Note Disclosure Letter;

               (iv) Liens on property or assets acquired by the Company or any of its Subsidiaries after the date of this Agreement or on property or assets of any Person that becomes a Subsidiary of the Company after the date of this Agreement, provided that (A) such Liens exist at the time such property or assets or the stock of such Person is acquired, (B) such Liens were not created in contemplation of such acquisition and (C) any such Lien shall attach only to the property or assets so acquired;

               (v) Liens created to secure the purchase price of property or assets, provided that (A) any such Lien shall attach only to the property or assets so purchased, (B) the Indebtedness secured by any such Lien shall not exceed 100% of the purchase price of the property or assets purchased, and (C) any such Lien shall be created within 180 days following the acquisition of such property or assets;

               (vi) Liens on property or assets of any Foreign Subsidiary of the Company created to secure Indebtedness permitted under Section 9.1(k);

               (vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clauses (iv) and (v) above; and

               (viii) other Liens in an aggregate amount not to exceed $500,000 at any time.

          (b)  No Further Negative Pledges.  Neither the Company nor any of its
               ---------------------------
Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) restrictions contained in the Related Agreements as in effect on the Purchase Date, (ii) restrictions on the encumbrance of specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, and (iii) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses permitted by this Agreement.

          (c)  No Restrictions on Subsidiary Distributions to the Company or
               -------------------------------------------------------------
Other Subsidiaries.  Except as provided herein and except for restrictions
------------------
contained in the terms of any Indebtedness of Foreign Subsidiaries of the Company permitted by Section 9.1(k) if such restriction applies only in the event of a payment default in such Indebtedness or the Company determines that any such restriction will not materially affect the Company's ability to make principal or interest payments on the Notes and the restriction is not materially more disadvantageous to the Holders than is customary in comparable financings, the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, except as provided in the Senior Credit Agreement or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for (a) restrictions contained in the Senior Credit Agreement, (b) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses, (c) restrictions on the transfer of Joint Venture interests contained in the organizational documents of any Joint Venture, and (d) restrictions in an executed agreement with respect to an Asset Sale.

     9.3. Investments; Joint Ventures.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (a) the Company and its Subsidiaries may make and own Investments in Cash Equivalents;

          (b) the Company and any Subsidiary Guarantor may make intercompany loans to the extent permitted under Sections 9.1(c) and (d);

          (c) the Company and its Subsidiaries (other than Inactive Subsidiaries) may make Consolidated Capital Expenditures permitted under Section 9.7;

          (d) the Company and the Merger Subsidiary may consummate the Merger;

          (e) the Company and its Subsidiaries may continue to own the Investments owned by them and described on Section 9.3 of the Bridge Note Disclosure Letter;

          (f) the Company and its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments in wholly-owned Subsidiary Guarantors;

          (g) the Company and its Subsidiaries may own Investments received in connection with the restructuring or work-out of the obligations of or the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers;

          (h) the Company and its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments in Joint Ventures in an aggregate amount not to exceed $5,000,000 at any time;

          (i) the Company or any of its Subsidiaries may make and own Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with an Asset Sale permitted pursuant to Section 9.6; provided that the aggregate amount of such non-cash consideration received in connection with such Asset Sale shall not exceed 10% of the total consideration received in connection with such Asset Sale.

          (j) any Foreign Subsidiary of the Company may make and own Investments in any other Foreign Subsidiary of the Company;

          (k) the Company and its Subsidiaries may make Subsequent Acquisitions permitted under Section 9.6(f);

          (l) any Target who becomes a Subsidiary or who is merged or consolidated into a Subsidiary after the date hereof pursuant to a Subsequent Acquisition permitted by Section 9.6(f) may continue to own Investments owned by such Target on the date of such Subsequent Acquisition; provided that (a) such Investment was not incurred in connection with, or anticipation or contemplation of, such Subsequent Acquisition, (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Subsequent Acquisition, and (c) neither the Company nor any of its Subsidiaries (other than such Target or the Subsidiary into which such Target is merged or consolidated) shall become liable with respect to such Investment; and

          (m) the Company and Subsidiary Guarantors may make and own Investments in Subsidiaries (other than wholly owned Subsidiary Guarantors and Inactive Subsidiaries) in an aggregate amount (including the amount of any such Investments listed in Section 9.3 of the Bridge Note Disclosure Letter) not to exceed $25,000,000 at any time.

     9.4. Contingent Obligations.

          The Company shall not, and shall not permit any of its Subsidiaries or any Joint Venture in which the Company or any of its Subsidiaries has an interest to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (a) Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

          (b) the Company may become and remain liable with respect to Contingent Obligations in respect of letters of credit under the Senior Credit Agreement;

          (c) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations described in Section 9.4(c) of the Bridge Note Disclosure Letter;

          (d) the Company and its Subsidiaries (other than Inactive Subsidiaries) may become and remain liable with respect to Contingent Obligations under currency agreements and interest rate agreements constituting hedge agreements in the ordinary course of business;

          (e) Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the guaranties contemplated by the Senior Credit Agreement;

          (f) the Company may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of any of its Domestic Subsidiaries (other than Inactive Subsidiaries) permitted by Section 9.1;

          (g) Joint Ventures may become and remain liable with respect to Contingent Obligations; provided that such Contingent Obligations are nonrecourse to the Company, its Subsidiaries and their respective assets;

          (h) the Company, its Subsidiaries (other than Inactive Subsidiaries) and Joint Ventures may become and remain liable with respect to Contingent Obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations provided in the ordinary course of business to support the obligations of such Subsidiaries and Joint Ventures; and

          (i) the Company and its Subsidiaries (other than Inactive Subsidiaries) may become and remain liable with respect to Contingent Obligations in an amount not to exceed $10,000,000 at any time.

     9.5. Restricted Junior Payments.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (a) the Company may make regularly scheduled payments of interest in respect of the Existing Subordinated Indebtedness, in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Existing Subordinated Agreements, (b) the Company may make regularly scheduled sinking fund payments in accordance with the terms of, and only to the extent required by, the Existing Subordinated Note Indenture and may repay the outstanding principal amount of the Existing Senior Subordinated Notes on the stated maturity thereof, (c) the Company may exchange Company Series A Preferred Stock or Company Series C Preferred Stock for Company Series B Preferred Stock and may exchange Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock for common stock of the Company, in each case as contemplated in the Securities Purchase Agreement, (d) the Company may repurchase common stock of the Company that constitutes odd lots pursuant to a program established by the

Company for the repurchase of such odd lots in an amount not to exceed $100,000,
(e) the Company may purchase shares of DMG common stock from holders who have perfected their statutory appraisal rights, (f) any Subsidiary may declare and pay dividends to the Company or any wholly owned Subsidiary of the Company and
(g) the Company and its Subsidiaries may purchase shares of capital stock of any Subsidiary owned by professional engineers in connection with licensing requirements in an amount not to exceed $500,000.

     9.6. Restriction on Fundamental Changes; Asset Sales and Acquisitions.

          The Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of the Company or any of its Subsidiaries, or merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

          (a) the Company and the Merger Subsidiary may consummate the Tender Offer and the Merger;

          (b) any Subsidiary of the Company may be merged with or into the Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, the Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

          (c) the Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

          (d) the Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales, provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

          (e) the Company and its Subsidiaries may make Asset Sales of assets (other than the Tendered Shares) having a fair market value of not in excess of $10,000,000 during any Fiscal Year, provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and shall be cash or non-cash consideration permitted by Section 9.3(i); and (b) the proceeds of such Asset Sales shall be applied as required by Sections 6.3(b) and (c); and

          (f) subject to Section 8.7, after January 1, 2000, the Company and its Subsidiaries may acquire by purchase or otherwise (each, a "Subsequent Acquisition") all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person (other than DMG) or any division or line of business of any Person (other than DMG) (any such business, property, assets, stock, evidence of ownership, division or line of business, being a "Target") provided that the sum of the aggregate Total Purchase Price of all Subsequent Acquisitions does not exceed $60,000,000 in the aggregate during the term of this Agreement.

          (g) licenses or sublicenses by the Company and its Subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Company or any of its Subsidiaries;

          (h) transfers of condemned property to the respective Governmental Authority or agency that have condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement; and

          (i) the Company and its Subsidiaries may sell or otherwise dispose of Investments permitted to be made or owned by Section 9.3(a).

     9.7. Consolidated Capital Expenditures.

           The Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Capital Expenditures Amount") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

          Fiscal Year              Maximum Consolidated Capital Expenditures
          -----------              -----------------------------------------
                                                   Amount
                                                   ------
             2000                                $34,000,000
             2001                                $36,000,000
             2002                                $38,000,000
             2003                                $40,000,000
             2004                                $42,000,000
             2005                                $44,000,000
             2006                                $46,000,000
          thereafter                             $48,000,000


     9.8.  Sales and Lease-Backs.

           The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that the Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Subsidiaries) or (ii) that the Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

     9.9.  Sale or Discount of Receivables.

           The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, discount or otherwise sell for less than the face value thereof, any of its Accounts Receivable.

     9.10. Transactions with Shareholders and Affiliates.

           The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of the Company or with any Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between the Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of Directors of the Company and its Subsidiaries or (c) existing related party transactions described in the Company's Annual Report on Form 10-K for the 1998 Fiscal Year or (d) the transactions contemplated by the Securities Purchase Agreement.

     9.11. Conduct of Business.

           From and after the Purchase Date, the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by the Company, DMG and their respective Subsidiaries on the Purchase Date and similar or related businesses and (b) such other lines of business as may be consented to by the Required Holders.

     9.12. Amendments or Waivers of Related Agreements; Amendments of Documents Relating to Subordinated Indebtedness.

           (a) Amendments or Waivers of Related Agreements.  Except as set forth
               -------------------------------------------
in Section 9.12 of the Bridge Note Disclosure Letter, neither the Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Agreement (other than the Senior Credit Agreement and the Existing Subordinated Agreements, the Securities Purchase Agreement or the Company Certificates of Designation) after the Purchase Date without in each case obtaining the prior written consent of the Required Holders to such amendment or waiver. Neither the Company nor any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, the Securities Purchase Agreement or the Company Certificates of Designation in any respect that would be adverse to the Company or the Holders of the Notes, after the Purchase Date without in each case obtaining the prior written consent of the Required Holders to such amendment or waiver.

           (b) Amendments of Documents Relating to Subordinated Indebtedness.
               -------------------------------------------------------------
The Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Existing Subordinated Indebtedness or the Existing Subordinated Agreements, or make any payment consistent with an amendment thereof or change thereto.

     9.13.   Fiscal Year.

             The Company shall not change its Fiscal Year-end from October 31.


9A.  NEGATIVE COVENANTS (ROLLOVER NOTES).

             From the Rollover Date and, thereafter, so long as any of the Rollover Notes shall be outstanding, the Company will perform and comply, and will cause each of its Subsidiaries to perform and comply, at all times with each of the following covenants (provided that capitalized terms used in this Section 9A shall have the meanings specified in Schedule III hereto):

      9A.1.  Restriction on Incurrence of Indebtedness.

             (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Rollover Notes, the Subsidiary Guaranties and other Indebtedness existing on the Rollover Date and permitted as of such Rollover Date under Section 9.1); provided that the Company or any Subsidiary Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2:1.

             Notwithstanding the preceding, Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

                 (1) Indebtedness of the Company or any Subsidiary Guarantor outstanding at any time pursuant to this clause (1) under the Senior Credit Agreement in an aggregate principal amount (together with refinancings thereof incurred under clause (3) of this paragraph) not to exceed $550 million, less any amount of such Indebtedness permanently repaid as provided in Section 9A.8;

                 (2) Indebtedness owed (A) to the Company; provided that if such Indebtedness exceeds $500,000 it shall be evidenced by a promissory note, or (B) to any Restricted Subsidiary; provided that (x) any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Rollover Notes, in the case of the Company, or the Subsidiary Guaranty, in the case of a Subsidiary Guarantor;

               (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Rollover Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Rollover Notes or the Subsidiary Guaranties shall only be permitted under this clause (3) if (x) in case the Rollover Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Rollover Notes or any Subsidiary Guaranties, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Rollover Notes or such Subsidiary Guaranties, or
     (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Rollover Notes or any Subsidiary Guaranties, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Rollover Notes or such Subsidiary Guaranties at least to the extent that the Indebtedness to be refinanced is subordinated to the Rollover Notes or such Subsidiary Guaranties, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded or the Stated Maturity of the Notes, if sooner, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, and (c) such new Indebtedness is Incurred by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced or refunded;

               (4) Guarantees of the Rollover Notes and Guarantees of Indebtedness of the Company or any Subsidiary Guarantor by any Restricted Subsidiary; provided that the Guarantee of such Indebtedness is not prohibited by and made in accordance with Section 9A.5;

               (5) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time pursuant to this clause (5) (together with refinancings thereof) not to exceed the greater of (x) $40 million and (y) 70% of the consolidated book value of the Accounts Receivable of such Foreign Subsidiaries;

               (6) Guarantees of Indebtedness of any Foreign Subsidiary incurred under clause (5) above, by the Company or any Subsidiary Guarantor; provided that the aggregate amount of Indebtedness guaranteed pursuant to this clause (6) does not exceed $40 million;

               (7) Purchase Money Indebtedness of the Company or any Subsidiary Guarantor; provided that the aggregate amount of such Indebtedness outstanding at any time pursuant to this clause (7) (together with refinancings thereof under clause (3) of this paragraph) shall not exceed $15 million;

                  (8) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount outstanding pursuant to this clause (8) (together with refinancings thereof) not to exceed $5 million;

                  (9)  the D&M Financing; and

                  (10) Indebtedness of the Company or any Subsidiary Guarantor (in addition to Indebtedness permitted under clauses (1) through (9) above), including Indebtedness under the Senior Credit Agreement, outstanding at any time pursuant to this clause (10) (together with refinancings thereof under clause (3) of this paragraph) in an aggregate principal amount (together with refinancings thereof) not to exceed $25 million.

             (b) Notwithstanding any other provision of this Section 9A.1, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur or that is deemed to be outstanding pursuant to this Section 9A.1 shall not be affected by fluctuations in the exchange rates of currencies.

             (c) For purposes of determining any particular amount of Indebtedness under this Section 9A.1, (x) Indebtedness Incurred under the Senior Credit Agreement on or prior to the Rollover Date shall be treated as Incurred pursuant to Section 9A.1(a)(1), (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in Section 9A.7 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 9A.1, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of such clauses.

      9A.2.  Restriction on Senior Subordinated Indebtedness.

             The Company will not, and will not permit any Subsidiary Guarantor to Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Rollover Notes or any Subsidiary Guaranty.

      9A.3.  Restriction on Restricted Payments.

          Company will not, and will not permit any Restricted Subsidiary, directly or indirectly,

          (1) to declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by persons other than Company or any of its Restricted Subsidiaries other than

              (x) dividends or distributions payable in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and

              (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries,

          (2) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than a Subsidiary Guarantor,

          (3) to make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other voluntary or optional acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Rollover Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to the Subsidiary Guaranties or

          (4) to make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments")

if, at the time of, and after giving effect to, the proposed Restricted Payment:

              (A) a Default or Event of Default shall have occurred and be continuing,

              (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 9A.1(a) or

              (C) the aggregate amount of all Restricted Payments made after the Rollover Date shall exceed the sum of

                  (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the Fiscal Quarter beginning immediately following the Rollover Date and ending on the last day of the last Fiscal Quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Holders plus

                   (2) the aggregate Net Cash Proceeds received by the Company after the Rollover Date from

                       (a) the issuance and sale of its Capital Stock (other
               than Disqualified Stock) to a Person who is not a Subsidiary of the Company,

                       (b) an issuance or sale to a Person who is not a
               Subsidiary of the Company not prohibited by this Agreement of Indebtedness of the Company or a Subsidiary of the Company for cash subsequent to the Rollover Date upon the conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company,

                       (c) any exercise for, or exchange or conversion of,
               securities (including options, warrants, rights and convertible or exchangeable Indebtedness) of the Company or a Subsidiary of the Company into Capital Stock (other than Disqualified Stock) of the Company, and

                       (d) the issuance or sale to a Person who is not a
               Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Rollover Notes) plus

                   (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from distributions on or repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except, in each case, in order to avoid duplication to the extent any such payment or proceeds have been or would be included in the calculation of Adjusted Consolidated Net Income for purposes of
          Section 9A.3(4)(C)(1)), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the

          Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

                    (4)  $5 million.

          The amount of all Restricted Payments, if other than in cash, shall be the fair market thereof determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive; provided that if the non cash amount of any single Restricted Payment or series of related Restricted Payments exceeds $25 million, such amount shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution.

          The preceding provision shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of its declaration if, on the date of declaration, such payment would comply with the foregoing paragraph;

          (2) the making of any principal payment or the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Rollover Notes or any Subsidiary Guaranty including principal, premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under Section 9A.1(a)(3);

          (3) the repurchase, redemption, retirement or other acquisition of Capital Stock of the Company, any Subsidiary Guarantor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock; provided that such options, warrants or other rights are not redeemable prior to the Stated Maturity of the Rollover Notes);

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness that is subordinated in right of payment to the Rollover Notes or any Subsidiary Guaranty in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock; provided that such options, warrants or other rights are not redeemable prior to the Stated Maturity of the Rollover Notes);

          (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; provided that no

Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such payment or distribution;

          (6) Investments acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

          (7) the declaration or payment of dividends on Capital Stock (other than Disqualified Stock) of the Company in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by the Company after the Rollover Date from the sale of such Capital Stock; provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such action or payment;

          (8) any purchase of fractional shares of Common Stock of the Company in connection with the conversion of the Convertible Subordinated Debentures;

          (9)  the D&M Acquisition;

          (10) loans or advances to employees of the Company or its Restricted Subsidiaries in the ordinary course of business to purchase Capital Stock (other than Disqualified Stock) of the Company in an aggregate amount outstanding at any time under this clause (10) not to exceed $10 million;

          (11) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investment; provided that the aggregate amount of such Investments under this clause (11) does not exceed $20 million plus the net reduction in Investments made pursuant to this clause (11) resulting from distributions on or repayments of such Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Restricted Subsidiary, or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except, in each case, in order to avoid duplication to the extent any such payments or proceeds have been or would be included in the calculation of Adjusted Consolidated Net Income for purposes of Section 9A.3(4)(C)(1)) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"); provided that the net reduction in any Investments from any person shall not exceed the amount of such Investments in such Person; provided further that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Investment;

          (12) repurchases of Capital Stock of the Company or a Subsidiary of the Company or options, warrants or other rights to acquire Capital Stock of the Company or a Subsidiary of the Company repurchased from employees (or their heirs or estates) of the

Company or its Subsidiaries upon the death, disability or termination of employment in an aggregate amount under this clause (12) to all employees (or their heirs or estates) that shall not during any one fiscal year exceed the sum of:

               (a)  $2 million plus

               (b) the aggregate amount of repurchases that would have been permitted to be made during each preceding fiscal year pursuant to this clause (12) and were not so made;

provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such repurchase;

          (13) purchases of shares of Capital Stock of any Subsidiary Guarantor owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000; or

          (14) repurchases of shares of Capital Stock of the Company that constitute odd lots, pursuant to a program established by the Company for the repurchase of odd lots, in an aggregate amount during any Fiscal Year not to exceed the sum of $100,000 plus the aggregate amount of repurchases that would have been permitted to be made under this clause (14) during each preceding Fiscal Year and were not so made;

          (15) dividends on Preferred Stock of Restricted Subsidiaries permitted to be issued pursuant to Section 9A.1; or

          (16) other Restricted Payments in an aggregate amount not to exceed $10 million, measured by the fair market value thereof at the time made; provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) of such paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of such paragraph, an Investment acquired in exchange for Capital Stock referred to in clause (6) of such paragraph and an Investment described in clause (9) or any loan or advance referred to in clause (10) of such paragraph, repurchases of Capital Stock referred to in clause (12) or clause (13) of such paragraph, dividends on Preferred Stock of Restricted Subsidiaries referred to in clause (15) of such paragraph or Restricted Payments referred to in clause (16) of such paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and (6), shall be included in calculating whether the conditions of Section 9A.3(4)(C) have been met with respect to any subsequent Restricted Payments. For purposes of determining compliance with this Section 9A.3, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

      9A.4. Restriction on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

             The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

             (1) to pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

             (2) to pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

             (3) to make loans or advances to the Company or any other Restricted Subsidiary or

             (4) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

             The preceding provisions shall not restrict any encumbrances or restrictions:

             (1) existing on the Rollover Date in the Senior Credit Agreement, this Agreement or any other agreements or Indebtedness in effect on the Rollover Date, and any extensions, refinancings, renewals or replacements of such agreements or Indebtedness; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

             (2) existing under or by reason of applicable law;

             (3) contained in any agreements binding upon or relating to any property, asset, business or any Person or the property, assets or businesses of such Person, in each case acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation of such acquisition; provided that such encumbrances or restrictions are not applicable to any property, asset, business or any Person or the property, assets or businesses of such Person, other than the property, asset, business or Person or the property, assets or businesses of such Person so acquired;

          (4) in the case of this Section 9A.4(4), (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Agreement or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (6) contained in the terms of any Indebtedness of the Company or any Subsidiary Guarantor; provided that such encumbrances or restrictions taken as a whole are no more restrictive in the aggregate than those contained in this Agreement, as determined in good faith by the Board of Directors, whose determination shall be conclusive;

          (7) contained in any agreement or instrument governing Senior Indebtedness not incurred in violation of Section 9A.1; provided that such encumbrances or restrictions taken as a whole are no more restrictive in the aggregate than those contained in the Senior Credit Agreement, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive;

          (8) on cash or other deposits or net worth, imposed by customers under contracts entered into in the ordinary course of business;

          (9) with respect to any Restricted Subsidiary, contained in the terms of any Indebtedness or Preferred Stock or any agreement pursuant to which such Indebtedness or Preferred Stock was issued if:

               (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

               (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Rollover Notes than is customary in comparable financings (as determined by the Company) and

               (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Rollover Notes, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive;

             (10) with respect to any property or assets acquired with Purchase Money Indebtedness and imposed by such Purchase Money Indebtedness;

             (11) contained in any extensions, refinancings, renewals or replacements of any of the agreements or instruments referred to in the preceding clauses of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole and not materially less favorable to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive;

             (12) with respect to any Foreign Subsidiary, contained in the terms of any Indebtedness or Preferred Stock or any agreement pursuant to which such Indebtedness or Preferred Stock was issued if:

                  (A) either (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (ii) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Rollover Notes, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive, and

                  (B) the encumbrance or restriction is not materially more
             disadvantageous to the Holders of the Rollover Notes than is customary in comparable financings (as determined by the Company).

Nothing contained in this Section 9A.4 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 9A.7 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

      9A.5.  Restriction on Issuances of Guarantees by Restricted Subsidiaries.

             The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness of the Company or any other Restricted Subsidiary other than a Foreign Subsidiary, unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplement to the Subsidiary Guaranty by such Restricted Subsidiary substantially in the form of Exhibit D hereto, and (2) such Restricted

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Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guaranty. The Subsidiary Guaranty may be subordinated to the Senior Indebtedness of the Subsidiary Guarantor to the same extent as the Rollover Notes are subordinated to Senior Indebtedness of the Company.

             Notwithstanding the preceding, any Subsidiary Guaranty by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (x) any sale, exchange or transfer, to any Person (other than the Company or any other Restricted Subsidiary), of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement) or (y) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guaranty, except a discharge or release by or as a result of payment under such Guarantee.

      9A.6.  Restriction on Transactions with Shareholders and Affiliates.

             The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

             The preceding limitation does not limit, and shall not apply to:

             (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors, if there are any such disinterested members or (B) for which Company or a Restricted Subsidiary delivers to the Holders a written opinion of a nationally recognized investment banking, accounting, appraisal firm, or valuation stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

             (2) any transaction solely between Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

             (3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and indemnification arrangements entered into by the Company in the ordinary course of business;

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             (4) any payments or other transactions pursuant to any tax-sharing agreement between Company and any other Person with which Company files a consolidated tax return or with which Company is part of a consolidated group for tax purposes;

             (5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

             (6) management and administrative services provided in the ordinary course of business by the Company or any Restricted Subsidiary to any Restricted Subsidiary or any Person in which Company or any Restricted Subsidiary has an Investment;

             (7) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

             (8) payments to Richard C. Blum or Richard C. Blum & Associates, L.P., under consulting agreements in an aggregate amount not to exceed $150,000 in any Fiscal Year; or

             (9) any Permitted Investments and any Restricted Payments not prohibited by Section 9A.3.

Notwithstanding the preceding, any transaction or series of related transactions covered by the first paragraph of this Section 9A.6 and not covered by clauses
(2) through (9) of this paragraph, (a) the aggregate amount of which exceeds $10 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $15 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

      9A.7.  Restriction on Liens.

             The Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness secured by a Lien ("Secured Indebtedness") that is not Senior Indebtedness unless contemporaneously with such Incurrence effective provision is made to secure the Rollover Notes or the Subsidiary Guaranties equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Rollover Notes or the Subsidiary Guaranties, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

             The preceding limitation does not apply to:

             (1) any interest or title of a lessor in the property subject to any Capitalized Lease;

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             (2) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

             (3) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangements to be applied for such purpose;

             (4) Liens on assets or property purchased with Purchase Money Indebtedness securing such Indebtedness; and

             (5)  Liens in favor of the Company.

      9A.8.  Restriction on Asset Sales.

             The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

             In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Rollover Date in any period of 12 consecutive months exceed $5 million, then Company shall or shall cause the relevant Restricted Subsidiary:

             (1) within 12 months after the date Net Cash Proceeds so received exceed $5 million,

                 (A) to apply an amount equal to such excess Net Cash Proceeds permanently to repay Senior Indebtedness of the Company or of any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than Company or any of its Restricted Subsidiaries, or

                 (B) to invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets, and

             (2) to apply (no later than the end of the 12-month period referred to in clause (1)) an amount equal to such excess Net Cash Proceeds (to the extent not applied or

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committed to be applied pursuant to clause (1)) as provided in the following paragraph of this Section 9A.8.

            The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".


10.  EVENTS OF DEFAULT.

     10.1.  Events of Default.

            An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing (each, an "Event of Default"):

            (a) the Company defaults in the payment of any principal of or premium, if any, on any Note or Rollover Note when the same becomes due and payable, whether by scheduled maturity or at a date fixed for redemption or repurchase or by declaration, demand or otherwise or the Company fails to deliver the respective Rollover Notes, the Warrant Agreements or the Rollover Notes Registration Rights Agreements on the Rollover Date; or

            (b) the Company defaults in the payment of any interest on any Note, or the Company or any Significant Subsidiary defaults in the payment of any other amount owing under or in respect of any of the Note Documents, and such default shall continue for at least five days after the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment, redemption or repurchase or by declaration, demand or otherwise; or

            (c) the Company defaults in the performance of or compliance with any term, covenant or agreement contained in Section 8.1(h), 8.2, 8.12, 8.15, 8A.1(h), 8A.2, or any of Sections 9.1 through 9.14 or 9A.1 through 9A.6 hereof; or

            (d) any Obligor defaults in the performance of or compliance with any term, covenant or agreement contained in any of the Note Documents on its part to be performed or complied with that is not referred to in Section 10.1(a), 10.1(b) or 10.1(c), and (i) prior to the Rollover Date, such default shall remain unremedied for at least 30 consecutive days after the earlier of the first date on which (A) a Responsible Officer becomes aware of such default and (B) the Company receives notice of such default from any Holder of a Note, and (ii) after the Rollover Date, such default shall remain unremedied for at least 30 consecutive days after the Company receives notice of such default from any Holder of a Rollover Note or any representative thereof; or

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          (e) any representation or warranty made or deemed made on any Purchase
Date by or on behalf of any Obligor or by any officer of any Obligor under or in connection with this Agreement or any of the other Note Documents or in any writing furnished to you in connection with this Agreement or any of the other Note Documents proves to have been false or incorrect in any material respect on the date as of which it was made or deemed to have been made; or

          (f) any Obligor shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any Indebtedness that is outstanding in a principal or notional amount of at least $5,000,000 (or the equivalent thereof in one or more other currencies) prior to the Rollover Date and at least $15,000,000 (or the equivalent thereof in one or more other currencies) on or after the Rollover Date, either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of any Obligor, when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument; and in either case any such Indebtedness shall be declared to be due and payable or required to be prepaid, redeemed or repurchased (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, repurchase, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or any date fixed for prepayment, redemption or repurchase thereunder; or

          (g) any Obligor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Obligor, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any Obligor shall take any action to authorize any of the actions set forth above in this
Section 10.1(g); or

          (h) one or more judgments or orders for the payment of money aggregating $5,000,000 (or the equivalent thereof in one or more other currencies) (or $15,000,000 with

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respect to any date of determination occurring on or after the Rollover Date) or more are rendered against one or more of the Obligors and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be a period of at least 60 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 10.1(h) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

            (i) any material provision of any of the Note Documents after delivery thereof shall for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any of the Obligors intended to be a party to it or shall cease to give you any of the rights, powers or privileges purported to be created thereunder, or any such Obligor shall so state any of the foregoing in writing; or

            (j) there shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of any Obligor or any of its ERISA Affiliates in excess of $5,000,000 (or $15,000,000 with respect to any date of determination occurring on or after the Rollover Date) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in aggregate for all Pension Plans of the Company and its Subsidiaries (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities) that exceeds $5,000,000 (or $15,000,000 with respect to any date of determination occurring on or after the Rollover Date); or

            (k) the Merger shall not be consummated in accordance with the Merger Agreement or the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason.

     10.2.  Acceleration.

            (a) If an Event of Default described in Section 10.1(g) shall occur, all of the Notes or Rollover Notes then outstanding shall automatically become immediately due and payable.

            (b) If any other Event of Default shall occur and be continuing, the Required Holders may at any time, at their option, by notice or notices to the Company, declare all of the Notes or Rollover Notes then outstanding to be immediately due and payable.

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            (c) If any Event of Default described in Section 10.1(a) or 10.1(b)
has occurred and is continuing, any Holder or Holders of the Notes or Rollover Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all of the Notes or Rollover Notes held by it or them to be immediately due and payable.
If any Holder of the Notes or Rollover Notes shall exercise its rights under this Section 10.2(c) at any time, the Company will give prompt notice thereof to the Holders of all other Notes or Rollover Notes at such time outstanding and each such Holder may (whether or not such notice is given or received), by notice to the Company, declare the aggregate principal amount of all Notes or Rollover Notes held by it to be, and the same shall forthwith become, due and payable.

            (d) Upon any Notes or Rollover Notes becoming due and payable under this Section 10.2, whether automatically or by declaration, such Notes or Rollover Notes will forthwith mature and the entire unpaid principal amount of such Notes or Rollover Notes, plus all accrued and unpaid interest thereon and all other amounts due and payable to the Holder thereof under the Note Documents and, in the case of a Holder of a Fixed Rate Rollover Note, the respective premium provided for optional prepayment in Section 6.1 as if the date such Fixed Rate Rollover Notes were due and payable under this Section 10.2 were the proposed prepayment date under Section 6.1, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

     10.3.  Other Remedies.

            If one or more Events of Default shall occur and be continuing, and if, irrespective of whether any of the Notes or Rollover Notes have become or have been declared immediately due and payable under Section 10.2, any Holder of the Notes or Rollover Notes (or representative thereof) at the time outstanding may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, for payment of the Obligations of the Obligors owed to it hereunder, under the Notes or Rollover Notes or under any Note Document.

     10.4.  Rescission.

            At any time after any Notes or Rollover Notes have been declared due and payable pursuant to Section 10.2(c) or 10.2(d), as the case may be, the Required Holders, by notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes or Rollover Notes, all principal of and premium, if any, on the Notes or Rollover Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the fullest extent permitted by applicable law) any overdue interest in respect of the Notes or Rollover Notes, at the Default Rate, (b) all Defaults and Events of Default, other than nonpayment of

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amounts that have become due solely by reason of such declaration, have been remedied or have been waived pursuant to Section 15 and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or Rollover Notes or any of the other Note Documents. No rescission and annulment under this Section 10.4 will extend to or affect any subsequent Default or Event of Default or impair any right, power or remedy consequent thereon.

     10.5.  Restoration of Rights and Remedies.

            If any Holder of the Notes or Rollover Notes has instituted any proceeding to enforce any right or remedy under this Agreement or any of the other Note Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then, and in each such case, the Obligors and the Holders of Notes or Rollover Notes shall, subject to any determination in such proceeding, be restored severally to their respective former positions hereunder and under the other Note Documents and, thereafter, all rights and remedies of the Holders of the Notes or Rollover Notes shall continue as though no such proceeding had been instituted.

     10.6.  No Waivers or Election of Remedies, Expenses, Etc.

            No course of dealing and no delay on the part of any Holder of the Notes or Rollover Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or any of the other Note Documents upon any Holder of the Notes or Rollover Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 13.1, the Company will pay to the Holder of each Note or Rollover Note, upon demand, such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 10, including, without limitation, reasonable attorneys' fees, expenses and disbursements.


11.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

     11.1.  Registration of Notes.

            The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes or Rollover Notes. The name and address of each Holder of one or more Notes or Rollover Notes, each transfer thereof and the name, address, place of payment and account for payment of each transferee of one or more Notes or Rollover

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Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note or Rollover Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement and the other Note Documents, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder of the Notes or Rollover Notes that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes or Rollover Notes.

     11.2.  Transfer and Exchange of Notes.

            (a) The Purchasers agree that any transfer of any Note or Rollover Note shall be made in compliance with all applicable laws. Upon surrender of any Note or Rollover Note at the principal executive office of the Company for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or Rollover Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or Rollover Note or part thereof), the Company shall execute and deliver, at the Company's expense, one or more new Notes or Rollover Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes or Rollover Notes. Each such new Note or Rollover Note shall be payable to such Person as such Holder may request and shall be in substantially the form of Exhibit A or Exhibit B hereto, respectively. Each such new Note or Rollover Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Notes or Rollover Notes or dated the date of the surrendered Notes or Rollover Notes if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes or Rollover Notes. Notes or Rollover Notes shall not be transferred in denominations of less than $100,000; provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes or Rollover Notes, one Note or Rollover Note may be in a denomination of less than $100,000 and that any notes issued in connection with the registration statement referred to in Section 7.3 shall not be transferred in denominations less than $1,000.

            (b) Any transferee, by its acceptance of a Note or Rollover Note registered in its name (or the name of its nominee), shall be deemed to (i) have made the representations set forth in Section 5 hereof and (ii) confirm to and agree with the transferor and the other parties hereto as follows:

                (A) other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Note Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or

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

     value of, this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

                (B) such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Obligor or the performance or observance by any Obligor of any of its Obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant thereto;

                (C) such transferee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
     Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Note or Rollover Note or Notes or Rollover Notes being purchased thereby;

                (D) such transferee will, independently and without reliance upon the transferor or any other Holder of the Notes or Rollover Notes and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and

                (E) such transferee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Holder of the Notes or Rollover Notes.

     11.3.  Replacement of Notes.

            Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of any Note or Rollover Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; provided that if the Holder of such Note or Rollover Note is, or is a nominee for, an original Purchaser of any of the Notes or Rollover Notes or any other Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory, or

            (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company, at its own expense, shall execute and deliver, in lieu thereof, a new Note or Rollover Note, dated and bearing interest from the date to which interest shall have been paid on

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such lost, stolen, destroyed or mutilated Note or Rollover Note or dated the date of such lost, stolen, destroyed or mutilated Note or Rollover Note if no interest shall have been paid thereon.

12.  PAYMENTS ON NOTES.

     12.1.  Place of Payment.

            Subject to Section 12.2 as to the place of payment, each payment required to be made under this Agreement and under the Notes or Rollover Notes shall be made not later than 12:00 (noon) New York City time in same day funds in New York City, New York at the office of the Company in such jurisdiction. The Company may at any time, by notice to each Holder of a Note or Rollover Note, change the place of payment of the Notes or Rollover Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

     12.2.  Home Office Payment.

            So long as you or your nominee shall be the Holder of any Note or Rollover Note, and notwithstanding anything contained in Section 12.1 or in such Note or Rollover Note to the contrary, the Company will pay all sums becoming due on such Note or Rollover Note for principal, premium, if any, and interest by the method and at the address specified for such purpose below your name on
Schedule I hereto, or by such other method or at such other address as you shall have from time to time specified to the Company for such purpose, without the presentation or surrender of such Note or Rollover Note or the making of any notation thereon, except that upon the request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note or Rollover Note, you shall surrender such Note or Rollover Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 12.1. Prior to any permitted sale, transfer or other disposition of any Note or Rollover Note held by you or your nominee, you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note or Rollover Note to the Company in exchange for a new Note or Rollover Note or Notes or Rollover Notes pursuant to Section 11.2. The Company will afford the benefits of this Section 12.2 to any Institutional Investor that is the direct or indirect transferee of any Note or Rollover Note purchased by you under this Agreement and that has made the same agreement relating to such Note or Rollover Note as you have made in this Section 12.2 and in Section 18.

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13.  EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.

     13.1.  Transaction Expenses.

            Whether or not any of the transactions contemplated hereby are consummated, the Company will pay, within 10 days of each demand therefor (such demand to be accompanied by supporting documentation in reasonable detail), all reasonable costs and expenses incurred by you (including, without limitation, reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel for you) in connection with the preparation, execution, delivery and administration of this Agreement, the Notes or Rollover Notes and the other Note Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or Rollover Notes or any of the other Note Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or Rollover Notes or any of the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or Rollover Notes or any of the other Note Documents, and (b) the reasonable costs and expenses incurred in connection with the insolvency or bankruptcy of any Obligor or any of its Subsidiaries or in connection with any work-out, renegotiation or restructuring of any of the transactions contemplated hereby, by the Notes or Rollover Notes or by the other Note Documents. The Company will pay, and will save you and each other Holder of the Notes or Rollover Notes harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you or any such Holder).

     13.2.  Indemnity.

            (a) In addition to the payment of costs and expenses pursuant to
Section 13.1, the Company agrees to indemnify, pay and hold each Purchaser and each other Person who is or was at any time a Holder and each other Person in whose name or for whose benefit such Person holds or at any time held Notes, and your and their Affiliates and your and their respective officers, directors, employees, attorneys, agents and other advisors (each, an "Indemnified Party"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, and all reasonable costs, expenses and disbursements, of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to, or in connection with (i) this Agreement, the Notes or Rollover Notes, the other Note Documents or any of the transactions contemplated hereby or thereby, (ii) any use

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

or intended use of the proceeds of any of the Notes or Rollover Notes or (iii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Claim relating in any way to the Company or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not any sale and purchase of the Notes or Rollover Notes pursuant to this Agreement is effected (collectively, the "Indemnified Liabilities"); provided that the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities arising from the gross negligence or bad faith of such Indemnified Party as determined in a final, nonappealable judgment by a court of competent jurisdiction.

          (b) The Company also agrees not to assert any claim against any Purchaser, any Holder or any other Person in whose name or for whose benefit such Person holds or at any time held any Notes or Rollover Notes, or any of your or their Affiliates, or any of your or their respective officers, directors, employees, attorneys, agents and other advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to (i) this Agreement, the Notes or Rollover Notes or any of the other Note Documents, or any of the transactions contemplated hereby or thereby, (ii) any Purchaser's agreement to purchase the Notes or Rollover Notes or (iii) any use or intended use of the proceeds of any of the Notes or Rollover Notes.

          (c) If and to the extent that the undertaking to indemnify, pay and hold harmless the Indemnified Parties set forth in this Section 13.2 is judicially determined to be unavailable to an Indemnified Party in respect of, or is insufficient with respect to, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims (and reasonable costs, expenses and disbursements relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, from this Agreement and the sale and purchase of the Notes or (ii) if the allocation provided by clause (i) of this subsection (c) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, in connection with such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims, as well as any other relevant equitable considerations.

          (d) Upon receipt by an Indemnified Party of actual notice of any action, claim, suit, investigation or proceeding (each, an "Action") against such Indemnified Party with respect to which indemnity may be sought under this Agreement, such Indemnified Party shall promptly notify the Company in writing; provided, however, that failure to so notify the Company shall

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

not relieve the Company from any liability that it may have on account of this indemnity or otherwise, except to the extent that it is materially prejudiced by such failure. As long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company continues diligently to prosecute the defense of such Action, the Company shall be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnified Party resulting from any such Action and, if it so elects, the Company shall be entitled to assume the defense of such Action at its expense, including the employment of counsel reasonably satisfactory to such Indemnified Party (in which case the Company will not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by an Indemnified Party). Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel in the defense of an Action, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the use of counsel chosen by the Company to represent the Indemnified Party would present such counsel with a conflict of interest; (B) such Indemnified Party has reasonably concluded that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (C) the Company shall not have employed counsel satisfactory to the Indemnified Party in the exercise of the Indemnified Party's reasonable judgment to represent the Indemnified Party, within a reasonable time after notice of the institution of such Action; or (D) the Company authorizes the Indemnified Party to employ separate counsel at its expense. In no event shall the Company be responsible for the fees and expenses of more than one counsel (together with appropriate local counsel, if any) for all Indemnified Parties in connection with an Action. Without the prior written consent of the Indemnified Parties, the Company shall not settle or compromise any Action or permit a default or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Parties of an unconditional and irrevocable release from all liability in respect of such Action, with no admission of guilt or liability by any Indemnified Party.

     13.3.  Taxes.

            (a) Any and all payments by or on behalf of the Company hereunder or under the Notes or Rollover Notes and the Note Documents shall be made, in accordance with the terms of the Notes or Rollover Notes and the other applicable Note Documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings with respect thereto imposed by the United States of America, any political subdivision thereof or any other jurisdiction from which a payment under the Note Documents is made by or on behalf of the Company, excluding net income taxes and branch profits taxes that are imposed by the United States of America and net income taxes and franchise taxes (whether based on income or capital) that are imposed on such Holder of the Notes or Rollover Notes by the state or foreign jurisdiction under the laws of which such Holder of the Notes or Rollover Notes is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder,

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

under the Notes or Rollover Notes or the Note Documents being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Note or Notes or Rollover Note or any of the Note Documents to any Holder of the Notes or Rollover Notes, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.3) such Holder of the Notes or Rollover Notes receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Company shall pay any present or future transfer, stamp, documentary or other similar taxes, assessments, charges or levies that arise from any payment made hereunder or under the Notes or Rollover Notes or the other Note Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, any Note or Rollover Note or any of the other Note Documents, and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing or perfection of any lien, pledge or security interest contemplated under any of the other documents referred to herein or therein (hereinafter referred to as "Other Taxes").

          (c) The Company agrees to indemnify, pay and hold each Holder of the Notes or Rollover Notes harmless from and against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 13.3, imposed on or paid by such Holder of the Notes or Rollover Notes as a result of receiving any payment by or on behalf of the Company hereunder or under any Notes or Rollover Notes and any penalties, additions to tax and interest) arising therefrom or with respect thereto. This indemnification shall be made within 60 days from the date such Holder of the Notes or Rollover Notes makes written demand therefor.

          (d) Within 60 days after the date of any payment of Taxes, the Company shall furnish to each Holder of the Notes or Rollover Notes, at its address referred to in Section 16, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under any Note or Rollover Note or any of the other Note Documents by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to each Holder of the Notes, at such address, an opinion of counsel acceptable to each Holder of the Notes or Rollover Notes stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section 13.3, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Holder of the Notes or Rollover Notes organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, in the case of each original Purchaser of the Notes or Rollover Notes, and on the

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

date on which it becomes a Holder of the Notes or Rollover Notes, in the case of each subsequent Holder of the Notes or Rollover Notes, and from time to time thereafter as requested in writing by the Company (but only so long thereafter as such Holder of the Notes or Rollover Notes remains lawfully able to do so), provide the Company with two original Internal Revenue Service forms 1001 or 4224 or, (in the case of a Holder of the Notes or Rollover Notes that has certified in writing to the Company that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), form W-8 (and, if such Holder of the Notes or Rollover Notes delivers a form W-8, a certificate representing that such Holder of the Notes or Rollover Notes is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue
Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Holder of the Notes or Rollover Notes is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement, the Notes or Rollover Notes held thereby or the other Note Documents or, in the case of a Holder of the Notes or Rollover Notes that has provided a form W-8, certifying that such Holder of the Notes is a foreign corporation, partnership, estate or trust. If the form provided by a Holder of the Notes or Rollover Notes pursuant to this subsection (e) at the time such Holder of the Notes or Rollover Notes first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Holder of the Notes or Rollover Notes provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form. If any form or document referred to in this subsection
(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001, 4224 or W-8 (or the related certificate described above) that the Holder of the Notes or Rollover Notes reasonably considers to be confidential, the Holder of the Notes or Rollover Notes shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Holder of the Notes or Rollover Notes has failed to provide the Company with the appropriate form or document described in subsection (e) of this Section 13.3 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under such subsection (e)), such Holder of the Notes or Rollover Notes shall not be entitled to additional amounts or indemnification under Section 13.3(a), (b) or (c) with respect to Taxes imposed by the United States or any political subdivision thereof by reason of such failure; provided, however, that should a Holder of the Notes or Rollover Notes become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Holder of the Notes or Rollover Notes shall reasonably request to assist such Holder of the Notes or Rollover Notes to recover such Taxes at such Holder's expense.

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

            (g) Any Holder of the Notes or Rollover Notes claiming any additional amounts payable pursuant to this Section 13.3 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or such change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Holder, be otherwise disadvantageous to such Holder.

            (h) If the Company reasonably believes that any Taxes or Other Taxes it has paid or deducted from any payment made hereunder were not correctly or legally asserted, the Holder of Notes or Rollover Notes on whose behalf such Taxes or Other Taxes were paid or deducted, shall take all reasonable actions requested by the Company to obtain a refund of such Taxes or Other Taxes. If a Holder of Notes or Rollover Notes shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Company of the availability of such refund and shall, within 15 days after receipt of a request by the Company pursue or timely claim such refund at the Company's expense. If any Holder of Notes or Rollover Notes receives a refund in respect of any Taxes or Other Taxes for which such Holder has received payment from the Company hereunder, such Holder shall promptly repay such refund (plus any interest received) to the Company (but only to the extent of payments made or additional amounts paid by the Company under Section 13.3(a), (b) or (c) with respect to the Taxes or Other Taxes giving rise to such refund) within 10 days of receipt thereof, provided that the Company, upon the request of such Holder, agrees to return such refund (plus any interest or other charges received) to such Holder in the event such Holder is required to repay such refund to the relevant taxing authority.

            (i) In the event that a Holder of Notes or Rollover Notes reasonably determines that any payment of additional amounts to or on behalf of a Holder of Notes or Rollover Notes under Section 13.3(a) hereof, or indemnification for Taxes under Section 13.3(c) hereof, resulted in a tax credit becoming available to such Holder of Notes or Rollover Notes, the Holder of Notes or Rollover Notes shall promptly notify the Company and pay to the Company an amount equal to the actual tax benefit resulting from such credit.

     13.4.  Increased Costs.

            (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Holder of Notes or Rollover Notes of agreeing to make or of making, funding or maintaining their investment in (or their commitment hereunder to invest in) the Notes or Rollover Notes arising from such Holder actually match funding Notes or Rollover Notes that accrue interest based on the interest rate for Eurodollar deposits (excluding for purposes of this Section 13.4 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section
13.3 shall govern) and (ii) changes in the basis of taxation of overall

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

net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Holder of Notes or Rollover Notes is organized or any political subdivision thereof), then the Company shall from time to time, upon demand by such Holder of Notes or Rollover Notes, pay to such Holder of Notes or Rollover Notes additional amounts sufficient to compensate such Holder of Notes or Rollover Notes in full for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by such Holder of Notes or Rollover Notes, shall be conclusive and binding for all purposes, absent manifest error.

            (b) If any Holder of Notes or Rollover Notes determines that compliance with any law or regulation or any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Holder of Notes or Rollover Notes or any corporation controlling such Holder of Notes or Rollover Notes and that the amount of such capital is increased by or based upon the existence of such Holder's investment in (or its commitment hereunder to invest in) the Notes or Rollover Notes arising from such Holder actually match funding Notes or Rollover Notes that accrue interest based on the interest rate for Eurodollar deposits, then, upon demand by such Holder of Notes or Rollover Notes, the Company shall pay to such Holder of Notes or Rollover Notes, from time to time as specified by such Holder of Notes or Rollover Notes, additional amounts sufficient to compensate such Holder of Notes or Rollover Notes in the light of such circumstances, to the extent that such Holder of Notes or Rollover Notes reasonably determines such increase in capital to be allocable to the existence of such Holder's investment in (or its commitment hereunder to invest in) the Notes or Rollover Notes. A certificate as to such amounts submitted to the Company by such Holder of Notes or Rollover Notes shall be conclusive and binding for all purposes, absent manifest error.

     13.5.  Survival.

            The Obligations of the Company under this Section 13 shall survive the payment or transfer of any Note or Rollover Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or Rollover Notes or any of the other Note Documents, and the termination of this Agreement and any commitment to purchase Notes or Rollover Notes hereunder and, in respect of any Person who was at any time a Holder or in whose name or for whose benefit such Person held any Note or Rollover Note, the date on which such Person no longer holds, or no longer holds in the name of or for the benefit of any other Person, any Note or Rollover Note.

14.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

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

            All representations and warranties contained herein and in the other Note Documents, and in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Note Documents, shall survive the execution and delivery of this Agreement and the Notes or Rollover Notes, the purchase or transfer by you of any Notes or Rollover Notes or portion thereof or interest therein, issuance of Notes or Rollover Notes and the payment of any Notes or Rollover Notes and may be relied upon by any subsequent Holder of the Notes or Rollover Notes as of the date made or deemed made. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Note Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the immediately preceding sentence and
Section 20.6, this Agreement, the Notes or Rollover Notes and the other Note Documents embody the entire agreement and understanding between you and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

15.  AMENDMENT AND WAIVER.

     15.1.  Requirements.

            This Agreement and the Notes or Rollover Notes may be amended, and the observance of any term hereof or of the Notes or Rollover Notes may be waived (either retroactively or prospectively), with and only with the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 5 or 19 will be effective as to you unless consented to in writing by you and (b) no such amendment or waiver shall, without the written consent of the Holder of each Note or Rollover Note at the time outstanding, do any of the following at any time:

               (i) subject to the provisions of Section 10 relating to acceleration or rescission, change the amount or the time of any redemption or payment of principal of, or reduce the rate, or change the time fixed for any payment or change the method of computation of interest or premium on, the Notes or Rollover Notes;

               (ii) change the percentage of the aggregate principal amount of the Notes or Rollover Notes the Holders of which are required to consent to any such amendment or waiver;

               (iii) release any Subsidiary Guarantor, except as provided herein; or

               (iv) amend Section 10.1, 15.1 or 20, and, after the Rollover Date, Section 6, 7.2 or 7.6.

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

Notwithstanding any of the foregoing provisions of this Section 15.1, none of the defined terms set forth in Schedule II hereto shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 15.1 or any Section referred to herein unless such amendment or modification is agreed to in writing by the Holders of the Notes or Rollover Notes otherwise required to amend or waive such Section under the terms of this Section 15.1.

     15.2.  Solicitation of Holders of Notes.

            (a) Solicitation.  The Company will provide each Holder of the Notes
                ------------
or Rollover Notes (irrespective of the amount of Notes or Rollover Notes then owned or otherwise held by it at the time) with sufficient information, reasonably far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or any of the other Note Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 15 to each Holder of outstanding Notes or Rollover Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of the Notes or Rollover Notes.

            (b) Payment.  The Company will not directly or indirectly pay or
                -------
cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes or Rollover Notes as consideration for or as an inducement to the entering into by any Holder of Notes or Rollover Notes of any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Note Documents, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder of Notes or Rollover Notes then outstanding even if such Holder did not consent to such waiver or amendment.

     15.3.  Binding Effect, Etc.

            Any amendment or waiver consented to as provided in this Section 15 applies equally to all Holders of Notes or Rollover Notes and is binding upon them, upon each future Holder of any Note or Rollover Note and upon each Obligor without regard to whether such Note or Rollover Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of any Holder of any Note or Rollover Note in exercising any right, power or remedy hereunder or under any of the other Note Documents shall operate as a waiver of any right, power or remedy of any Holder of such Note

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

or Rollover Note; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Agreement and the other Note Documents are cumulative and not exclusive of any rights, powers or remedies provided by applicable law.

     15.4.  Notes Held by the Company, Etc.

            Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes or Rollover Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any of the other Note Documents, or have directed the taking of any action provided for herein or in any of the other Note Documents to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes or Rollover Notes then outstanding, Notes or Rollover Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

16.  NOTICES.

            (a) All notices and other communications provided for hereunder shall be in writing and delivered by telecopier or (if expressly permitted under the applicable provisions hereof) by telephone, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), by registered or certified mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule I hereto, or at such other address as you or it shall have specified to the Company in writing;

                (ii) if to any other Holder of any Note or Rollover Note, to such Holder at such address as such other Holder shall have specified to the Company in writing; or

                (iii) if to the Company, to the Company at its address set forth on the first page of this Agreement (Telecopier No. (415) 398-1905) to the attention of Kent P. Ainsworth, or at such other address as the Company shall have specified to the Holder of each Note in writing with a copy to John E. Mendez, Esq., Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, 34th Floor, Los Angeles, California 90071 (Telecopier No.
     (213) 687-5600).

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

All notices and other communications provided for under this Section 16 will be deemed given and effective only when actually received.

          (b) If any notice required under this Agreement or any of the other Note Documents is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by you shall be binding upon the Company notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to you; provided that any such action taken or omitted to be taken by you shall have been in good faith and in accordance with the terms of this Agreement.

17.  REPRODUCTION OF DOCUMENTS.

          This Agreement, each of the other Note Documents and all other agreements, certificates and other documents relating thereto, including, without limitation, (a) amendments, waivers and consents of or to this Agreement or any other Note Document that may hereafter be executed, (b) documents received by you on the Purchase Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17 shall not prohibit the Company or any other Holder of Notes or Rollover Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

18.  CONFIDENTIAL INFORMATION.

          You hereby agree to maintain, and to cause each of the Persons referred to in clause (a) of this Section 18 to which you deliver or disclose Confidential Information to maintain, the confidentiality of all Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information obtained from the Company; provided that you may deliver or disclose Confidential Information to (a) your Affiliates and your and their respective directors, officers, employees, agents, attorneys and other advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (b) your counsel and your financial and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (c) any other Holder of any Note or Rollover Note, (d) any Institutional Investor to which you sell or offer to sell any Notes or Rollover Notes or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 18), (e) any federal or state regulatory authority having jurisdiction over you, or (f) any other Person to which such delivery or disclosure may be necessary (i) in order to effect compliance with any Requirement of Law applicable to you, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which you or any other Holder of any Notes or Rollover Notes are a party or (iv) if an Event of Default shall have occurred and be continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies afforded to you under your Notes or Rollover Notes, this Agreement and the other Note Documents; provided that, unless specifically prohibited by the applicable law or court order, you shall reasonably notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of your financial condition by such government agency) for disclosure of any such non-public information prior to disclosure of such information. Each Holder of a Note or Rollover Note, by its acceptance of a Note or Rollover Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 18 as though it were a party to this Agreement. Upon the reasonable request of the Company in connection with the delivery to any Holder of a Note or Rollover Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 18. Nothing in this Section 18 shall obligate you or any other Holder of the Notes or Rollover Notes to return any Confidential Information furnished by or on behalf of the Company or any of its Subsidiaries to the Company or any such Subsidiary.

19.  SUBSTITUTION OF PURCHASER.

          You shall have the right to substitute any one of your United States Affiliates that constitutes an Institutional Investor as the Purchaser of the Notes that you have agreed to purchase hereunder, by notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 5. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 19), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 19), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all of the rights of an original Holder of the Notes under this Agreement.

20.  SUBORDINATION OF THE NOTES AND ROLLOVER NOTES.

     20.1.  Notes or Rollover Notes Subordinated to Senior Indebtedness.

            The Company covenants and agrees and each Holder of a Note or Rollover Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 20, the principal of, premium, if any, and interest on the Notes or Rollover Notes and all other monetary obligations of the Company under the Note Documents are hereby expressly made subordinate and subject in right of payment as provided in this Section 20 to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.

     20.2.  Payment Over of Proceeds Upon Bankruptcy.

            In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or
(b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in cash or Cash Equivalents, before the Holders of the Notes or Rollover Notes are entitled to receive any payment or distribution of any kind or character (excluding equity or debt securities of the Company or any other corporation provided for by a plan of reorganization or readjustment that, in the case of such debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes or Rollover Notes are so subordinated as provided in this Section 20 (such equity securities or subordinated securities being hereinafter referred to as "Permitted Junior Securities")) on account of principal of or interest on the Notes or Rollover Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of assets of the Company of any kind or character (excluding Permitted Junior Securities) that may be payable or deliverable in respect of the Notes or Rollover Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.

            In the event that, notwithstanding the foregoing provisions of this
Section 20.2, any Holder of a Note or Rollover Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, in respect of principal, premium or interest on the Notes or Rollover Notes before all Senior Indebtedness is paid in full in cash or Cash Equivalents or payment thereof provided for in cash or Cash Equivalents, then and in such event such payment or distribution (excluding Permitted Junior Securities) shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the extent necessary to pay all Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of Senior Indebtedness.

     20.3.  Suspension of Payment When Senior Indebtedness in Default.

            (a) Unless Section 20.2 shall be applicable, upon the occurrence of a Payment Event of Default, no payment or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Securities) shall be made by the Company on account of principal of, premium or interest on the Notes or Rollover Notes or any other amount payable hereunder, under the Notes or Rollover Notes or under the other Note Documents unless and until such Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Senior Indebtedness shall have been discharged, after which the Company shall resume making any and all required payments in respect of the Notes or Rollover Notes, including any missed payments; provided, however, that this Section 20.3(a) shall not prohibit any payment or prepayment of the principal of, or accrued interest on, the Notes or Rollover Notes or any other amount payable hereunder or under the Notes or Rollover Notes or under the other Note Documents, which payment is made from the net proceeds of the sale of Refinancing Securities or other debt or equity securities to the extent such payment is otherwise required to be made under the terms of this Agreement.

            (b) Unless Section 20.2 or 20.3(a) shall be applicable, upon (i) the occurrence of a Non-payment Event of Default and (ii) receipt by each Holder (or their representative for such notices if one has been appointed) of written notice from the Bank Agent or other representative of the lenders under the Senior Credit Agreement of such occurrence, then no payment or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Securities) shall be made by the Company on account of principal of, premium or interest on the Notes or Rollover Notes or any other amount payable hereunder, under the Notes or Rollover Notes or under the other Note Documents for a period (the "Payment Blockage Period") commencing on the date of receipt of such notice unless and until (subject to any blockage of payments that may then be in effect under Section 20.3(a)) (x) more than 179 days shall have elapsed since receipt of such written notice by each Holder (or their representative for such notices if one has been appointed), (y) such Non-payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Senior

Indebtedness shall have been discharged or (z) such Payment Blockage Period shall have been terminated by written notice to the Company and each Holder (or their representative for such notices if one has been appointed) from the Bank Agent or other representative of the lenders under the Senior Credit Agreement initiating such Payment Blockage Period, after which, in the case of clause (x),
(y) or (z), the Company shall resume making any and all required payments in respect of the Notes or Rollover Notes, including any missed payments; provided, however, that this Section 20.3(b) shall not prohibit any payment or prepayment of the principal of, or accrued interest on, the Notes or Rollover Notes or any other amount payable hereunder, under the Notes or Rollover Notes or under the other Note Documents, which payment is made from the proceeds of the sale of Refinancing Securities or other debt or equity securities to the extent such payment is otherwise required to be made under the terms of this Agreement. No event of default with respect to Senior Indebtedness (other than an event of default pursuant to the financial maintenance covenants of the Senior Credit Agreement) that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event default for this purpose). Notwithstanding any other provision of this Agreement, only one Payment Blockage Period may be commenced within any consecutive 365-day period, and in no event will a Payment Blockage Period pursuant to this Section 20.3(b) extend beyond 179 days.

             (c) In the event that, notwithstanding the foregoing, the Company shall make any payment or distribution of assets of any kind or character, whether in cash, property or securities, to any Holder of the Notes or Rollover Notes prohibited by the foregoing provisions of this Section 20.3, then and in such event such payment or distribution shall be held in trust for the benefit of, and paid over and delivered to, the Bank Agent or other representative of the lenders under the Senior Credit Agreement for application to the payment of Senior Indebtedness remaining unpaid until all Senior Indebtedness has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the benefit of the holders of the Senior Indebtedness.

     20.4.  Payment Permitted If No Default.

            Nothing contained in this Section 20 or elsewhere in this Agreement or in the Notes or Rollover Notes shall prevent the Company, at any time except in the circumstances described in Section 20.2 or under the conditions described in Section 20.3, from making payments at any time of principal of or interest on the Notes or Rollover Notes.

     20.5.  Subrogation to Rights of Holders of Senior Indebtedness.

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

            Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes or Rollover Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to the Senior Indebtedness of the Company to the same extent as the Notes or Rollover Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on the Notes or Rollover Notes and all other amounts payable under this Agreement and the other Note Documents shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or Rollover Notes would be entitled except for the provisions of this Section 20, and no payments over pursuant to the provisions of this Section 20 to the holders of Senior Indebtedness by the Holders of the Notes or Rollover Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes or Rollover Notes, be deemed to be a payment or distribution by the Company to or on account of the Notes or Rollover Notes.

     20.6.  Provisions Solely to Define Relative Rights.

            The provisions of this Section 20 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes or Rollover Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand. Nothing contained in this Section 20 or elsewhere in this Agreement, in the Notes or Rollover Notes or in any other Note Documents is intended to or shall (a) impair, as among the Company and its creditors other than holders of Senior Indebtedness and the Holders of the Notes or Rollover Notes, the obligation of the Company, which is absolute and unconditional, to pay the Holders of the Notes or Rollover Notes the principal of and interest on the Notes or Rollover Notes and all other amounts payable under this Agreement and the other Note Documents as and when the same shall become due and payable, all in accordance with the terms hereof and of the Notes or Rollover Notes; (b) affect the relative rights against the Company of the Holders of the Notes or Rollover Notes and creditors of the Company other than the holders of Senior Indebtedness; (c) prevent the Holders of the Notes or Rollover Notes from exercising all remedies otherwise permitted by applicable law upon default under this Agreement or in any other Note Documents, subject to the rights, if any, under this Section 20 of the holders of Senior Indebtedness (i) in any case, proceeding, dissolution, liquidation or other winding up or assignment for the benefit of creditors of the Company referred to in Section 20.2, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to the Holders of the Notes or Rollover Notes or (ii) under the conditions specified in Section 20.3, to prevent any payment prohibited by such Section; or (d) limit the right of the Holders of the Notes or Rollover Notes to take any action to accelerate the maturity of the Notes or Rollover Notes pursuant to Section 10 or to pursue any rights or remedies hereunder or under applicable law.

     20.7.  No Waiver of Subordination Provisions.

            (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

            (b) Without in any way limiting the generality of Section 20.7(a), the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Notes and the Rollover Notes, without incurring responsibility to the Holders of the Notes and the Rollover Notes and without impairing or releasing the subordination provided in this Section 20 or the obligations hereunder of the Holders of the Notes and the Rollover Notes to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person.

     20.8.  Reliance on Judicial Order or Certificate of Liquidating Agent.

            Upon any payment or distribution of assets of the Company referred to in this Section 20, the Holders of the Notes and the Rollover Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of the Notes and the Rollover Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 20.

     20.9.  Notice to the Holders of the Notes and the Rollover Notes.

            The Holders of the Notes and the Rollover Notes shall not be charged with knowledge of the existence of any fact that would prohibit the making of any payment to the Holders of the Notes and the Rollover Notes under this Agreement or the Notes, the Rollover

Notes or any other Note Documents, unless and until the Holders of the Notes and the Rollover Notes shall have received written notice thereof as contemplated hereby; and, prior to the receipt of any such written notice, the Holders of the Notes and the Rollover Notes shall be entitled in all respects to assume that no such fact exists.

     20.10.  Proof of Claim.

             (a) If any proceeding referred to in Section 10.1(g) above is commenced by or against any Obligor, the Holders of the Notes and the Rollover Notes shall duly and promptly take such action as the Bank Agent may reasonably request to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness.

             (b) If any Holder of the Notes or the Rollover Notes does not file a proper claim or proof of claim in the form required in any proceeding referred to in Section 10.1(g) hereof at least 30 days before the expiration of the time to file such claim, the Bank Agent is hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes and the Rollover Notes.

             (c) Nothing herein contained shall be deemed to authorize the Bank Agent, any holder of Senior Indebtedness or any representative thereof to authorize or consent to, or accept or adopt on behalf of any Holder of Notes and the Rollover Notes, any plan of reorganization, arrangement or composition affecting the Notes, the Rollover Notes or the rights of any Holder thereof, or to authorize the Bank Agent, any holder of Senior Indebtedness, or any representative thereof to vote in respect of the claim of any Holder of the Notes and the Rollover Notes in any such proceeding.

21.  MISCELLANEOUS.

     21.1.   Successors and Assigns.

             Each Purchaser shall have the right to resell in a manner consistent with applicable law and the terms and conditions of this Agreement the Notes or Rollover Notes to one or more third parties, whether by transfer, assignment or participation, which right is unconditional.

             All covenants and other agreements contained in this Agreement or any of the other Note Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note or Rollover
Note), whether or not so expressed.

     21.2.  Payments Due on Non-Business Days.

            Anything in this Agreement or the Notes or the Rollover Notes to the contrary notwithstanding, any payment of principal of, or premium, if any, or interest on, any Note or Rollover Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest thereunder.

     21.3.  Satisfaction Requirement.

            Except as otherwise provided herein or in any of the other Note Documents, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement or any of the other Note Documents required to be satisfactory to you or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the judgment (exercised reasonably and in good faith) of the Person or Persons making such determination.

     21.4.  Severability.

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

     21.5.  Construction; Accounting Terms, Etc.

            (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

            (b) Except as otherwise expressly provided in this Agreement or any of the other Note Documents, all accounting terms used herein or therein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to you hereunder shall be prepared, in accordance with GAAP.

     21.6.  Computation of Time Periods.

            In this Agreement, in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including", the word "through" means "through and including", and the words "to" and "until" each mean "to but excluding".

     21.7.  Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     21.8.  GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            (b) THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY AND ASSETS, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ROLLOVER NOTES OR THE OTHER NOTE DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY DELIVERING A COPY OF SUCH PROCESS TO THE COMPANY, AT ITS ADDRESS SPECIFIED IN SECTION 16 OR BY ANY OTHER METHOD PERMITTED BY LAW. THE COMPANY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN

ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY HOLDER OF NOTES OR ROLLOVER NOTES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR ANY RIGHT THAT ANY HOLDER OF THE NOTES OR ROLLOVER NOTES MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR THE ROLLOVER NOTES OR THE OTHER NOTE DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

          (c) THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE ROLLOVER NOTES OR THE OTHER NOTE DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     21.9.  WAIVER OF JURY TRIAL.

            EACH OF THE COMPANY AND THE HOLDERS OF THE NOTES OR THE ROLLOVER NOTES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES (AND ROLLOVER NOTES) OR ANY OF THE OTHER NOTE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE NOTE DOCUMENTS OR THE ACTIONS OF ANY HOLDER OF THE NOTES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                                   Very truly yours,

                                   URS CORPORATION


                                   By /s/ Kent P. Ainsworth
                                      ----------------------------------------
                                      Name:  Kent P. Ainsworth
                                      Title: Executive Vice President and
                                             Chief Financial Officer


                               *   *   *   *   *

    If you are in agreement with the foregoing, please sign in the appropriate space provided below and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   MORGAN STANLEY SENIOR FUNDING, INC.


                                   By /s/ Michael Hart
                                      ---------------------------------------
                                      Name: Michael Hart
                                      Title: Principal

                                   WELLS FARGO BANK, NATIONAL ASSOCIATION


                                   By /s/ Abraham B. Mintz
                                      ----------------------------------------
                                      Name: Abraham B. Mintz
                                      Title: Senior Vice President

                                                                      SCHEDULE I
                                                                      ----------


                            COMMITMENT AMOUNTS AND
                    INFORMATION RELATING TO THE PURCHASERS
                    --------------------------------------


Name of Purchaser:                                       Commitment
-------------------------------------------------------------------
    Morgan Stanley Senior Funding, Inc.                $180,000,000

Name(s) for Registration of Notes Purchased:
    Morgan Stanley Senior Funding, Inc.

Mailing Address:
    1585 Broadway
    New York, New York  10036
    Attention: James Morgan

Telephone No.: (212) 761-4866
Telecopier No.: (212) 761-0592

Wire Instructions (including ABA No. and Account No.)
    For Payment of Principal and Interest:

To: CITIBANK, N.A.
    NEW YORK, NY  10043
    ABA No. 021000089
    In Favor of: Morgan Stanley Senior Funding, Inc.
    Attention: James Morgan
    Account #: 40699776

United States Tax Identification No. (if any): 13-3888640

Physical Delivery Instructions:

    1585 Broadway
    New York, New York  10036
    Attention: James Morgan

Name of Purchaser:                                              Commitment
--------------------------------------------------------------------------
    Wells Fargo Bank, National Association                     $20,000,000

Name(s) for Registration of Notes Purchased:
    Wells Fargo Bank, National Association

Mailing Address:
    420 Montgomery Street
    San Francisco, California 94163
    Attention: [_________]

Telephone No.: (415) [___-____]
Telecopier No.: (415) [___-____]

Wire Instructions (including ABA No. and Account No.)
    For Payment of Principal and Interest:

To: Wells Fargo Bank, National Association
    420 Montgomery Street
    San Francisco, California 94163
    ABA #: [_________]
    In Favor of: Wells Fargo Bank, National Association
    Attention: [________]
    Account #: ____________

United States Tax Identification No. (if any): [__________]

Physical Delivery Instructions:

    420 Montgomery Street
    San Francisco, California 94163]
    Attention: [________]

SCHEDULE II
-----------

                                 DEFINED TERMS
                                 -------------

          Except as set forth in Section 9A of this Agreement, as used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

          "Account" means an account indicated in Schedule I hereto or otherwise provided in writing to the Company.

          "Account Receivable" means any right to payment for goods sold or leased or for services rendered.

          "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or that is under common control with, that Person or is a director or officer of such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Person, other than a Holder, who owns beneficially or of record Securities representing more than 5% of the total outstanding Securities of the Company shall be an Affiliate of the Company.

          "Agreement" means this Note Purchase Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms of Section 15.

          "Asset Sale", as applied to any Person, means the sale by such Person or any of its Subsidiaries to any other Person of (a) any of the stock of any Subsidiary of such Person (other than any stock sold to licensed professionals employed by such Person or its Subsidiaries in order to comply with licensing laws or any stock sold to qualify directors if required by applicable law), (b) substantially all of the assets of any division or line of business of such Person or any of its Subsidiaries (other than the assets of any division or line of business to the extent that the aggregate value of such assets is less than $1,000,000) or (c) any other assets (whether tangible or intangible) of such Person or any of its Subsidiaries (other than any assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions during any Fiscal Year is less than $1,000,000).

          "Bank Agent" means Wells Fargo or any successor thereto.

          "Bridge Note Disclosure Letter" means the letter dated the Purchase Date delivered to the Purchasers by the Company containing information with respect to the Company and its Subsidiaries and DMG and its Subsidiaries.

          "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to be closed in New York, New York or San Francisco, California.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "capital stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

          "Cash Equivalents" means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United States of America and which bank (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 or the foreign currency equivalent thereof, and
     (iii) has outstanding debt that is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); and (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses
     (a) and (b) above, (ii) has net assets of not less than $500,000,000 and
     (iii) has the highest rating obtainable from either S&P or Moody's.

          "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than RCBA and its Affiliates becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Interests representing 35% or more of the total voting power of the Voting Interests of the Company, on a fully diluted basis or (ii) individuals who on the Purchase Date constitute the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination by the Board of Directors of the Company for election by the Company's stockholders was approved by a vote of at least one-half of the members of the Board of Directors of the Company then in office who either were members of the Board of Directors of the Company on June 9, 1999 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office.

          "Change of Control Payment" has the meaning specified in Section
6.2(a).

          "Change of Control Repurchase Date" has the meaning specified in
Section 6.2(b).

          "Commitment" means, with respect to any Purchaser at any time, the amount set forth opposite such Purchaser's name on Schedule I hereto under the caption "Commitment" with respect to the Notes.

          "Commitment Letter" means that certain letter and attached term sheets dated May 3, 1999 from MS to the Company, as such letter may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "Company" has the meaning specified on page one of this Agreement.

          "Company Certificates of Designation" means the Certificates of Designation for the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, in the form delivered to MS on May 3, 1999, as such Certificate of Designation may be further amended from time to time to the extent permitted under Section 9.13.

          "Company Series A Preferred Stock" means the Series A Preferred Stock, $0.01 par value per share, of the Company.

          "Company Series B Preferred Stock" means the Series B Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company.

          "Company Series C Preferred Stock" means the Series C Preferred Stock, $0.01 par value per share, of the Company.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit F hereto delivered to the Holders of the Notes by the Company pursuant to Section 8.1(c).

          "Confidential Information" means materials, documents and other information delivered to you by or on behalf of the Company or any of its Subsidiaries in connection with any of the transactions contemplated by or otherwise pursuant to this Agreement or any of the other Note Documents, whether before or after the date of this Agreement, that is proprietary in nature and that was clearly marked, labeled or otherwise adequately identified when received by any Holder as being confidential information of the Company or such Subsidiary, but does not include any such information that (a) is or was generally available to the public (other than as a result of a breach of your confidentiality obligations hereunder) or (b) becomes known or available to any Holder on a nonconfidential basis other than through disclosure by the Company or any of its Subsidiaries.

          "Consolidated Capital Expenditures" means, for any period, the sum, without duplication, of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) by the Company and its Subsidiaries during that period for fixed assets and leasehold improvements of the Company and its Subsidiaries plus (b) to the extent not covered by clause (a) of this definition, the aggregate of all expenditures by the Company and its Subsidiaries during that period to purchase or develop computer software or systems (but only to the extent such expenditures are capitalized on the consolidated balance sheet of the Company and its Subsidiaries in conformity with GAAP) minus (c) to the extent included in clause (a) of this definition, the total cash consideration expended by the Company and its Subsidiaries during such period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of the Company.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the Holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under "Hedge Agreements" under the Senior Credit Agreement. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
     (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation in the form of a letter of credit or a guaranty of a specified amount shall be equal to the face amount of the letter of credit or the amount of the obligation so guaranteed or otherwise supported, as the case may be, or, if less, the amount to which such Contingent Obligation is specifically limited. The amount of any Contingent Obligation that is not in the form of a guaranty of a specified amount shall be equal to the reasonably anticipated maximum amount of such Contingent Obligation as determined by the Company in good faith.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Default" means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Default Rate" means 2% per annum above the rate of interest stated in clause (a) of the second paragraph of the Notes.

          "Discounted Value" means, with respect to any Fixed Rate Rollover Note, the amount obtained by discounting (a) the principal amount of such Fixed Rate Rollover Note from its scheduled maturity date and (b) each interest payment due in respect of such Fixed Rate Rollover Note from its respective payment date to, in each case, the proposed redemption or repayment date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Rollover Notes is payable) equal to the Reinvestment Yield with respect to the principal amount of such Fixed Rate Rollover Note.

          "DMG" means Dames & Moore Group, a Delaware corporation.

          "DMG Fiscal Year" means, prior to the consummation of the Merger, the fiscal year of DMG and its Subsidiaries ending on the last Friday in March in each calendar year.

          "Domestic Subsidiary" means any Subsidiary organized or incorporated under the laws of a state of the United States of America.

          "DTC" has the meaning specified in Section 8.14.

          "Employee Benefit Plan", as applied to any Person, means any "employee benefit plan" as defined in Section 3(3) of ERISA that is maintained or contributed to by such Person, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S) 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA Affiliate", as applied to any Person, means (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          "ERISA Event" means (a) a "reportable event" within the meaning of
     Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan of the Company or any of its Subsidiaries (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of
     Section 412 of the Internal Revenue Code with respect to any Pension Plan of the Company or any of its Subsidiaries (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure by the Company or any of its Subsidiaries to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure by the Company or any of its Subsidiaries to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan of the Company or any of its Subsidiaries pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in
     Section 4041(c) of ERISA; (d) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan of the Company or any of its Subsidiaries, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of the Company or any of its Subsidiaries; (f) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of

     ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission that could give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409,
     Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of the Company or any of its Subsidiaries other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan of the Company or any of its Subsidiaries (or any other Employee Benefit Plan of the Company or any of its Subsidiaries intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan of the Company or any of its Subsidiaries to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan of the Company or any of its Subsidiaries.

          "Event of Default" has the meaning specified in Section 10.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

          "Existing Senior Subordinated Note Indenture" means the Indenture, dated as of March 16, 1989, between Thortec International, Inc. and MTrust Corp, National Association, as amended by Amendment Number 1 and Amendment Number 2, as such indenture may be further amended from time to time to the extent permitted under Section 9.13(b).

          "Existing Senior Subordinated Notes" means the Company's 8 5/8% Senior Subordinated Notes due 2004 in the original aggregate principal amount of $36,814,500 and the remaining aggregate principal amount of $6,455,000 as of the Closing Date.

          "Existing Subordinated Agreements" means, collectively, the Existing Senior Subordinated Note Indenture and the Existing Subordinated Note Indenture.

          "Existing Subordinated Indebtedness" means, collectively, the Existing Senior Subordinated Notes and the Existing Subordinated Notes.

          "Existing Subordinated Note Indenture" means the Indenture, dated as of February 15, 1987, between the Company and The Bank of New York as assignee of First Interstate Bank of California, as amended by Amendment Number 1, as such indenture may be further amended from time to time to the extent permitted under Section 9.13(b).

          "Existing Subordinated Notes" means the Company's 6 1/2% Convertible Subordinated Notes due 2012 in the original aggregate principal amount of $57,500,000 and the remaining aggregate principal amount of $1,833,000 as of the Closing Date.

          "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "Financial Plan" has the meaning assigned to that term in Section 8.1(l).

          "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

          "Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on October 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

          "Fixed Rate Rollover Notes" has the meaning assigned to that term in
     Section 7.6.

          "Foreign Subsidiary" means any Subsidiary formed or organized under the laws of a jurisdiction other than a state of the United States of America.

          "GAAP" means generally accepted accounting principles in effect in the United States of America and applied on a consistent basis.

          "Global Note" has the meaning specified in Section 8.14.

          "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

          "Governmental Authorization" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority necessary in order for the Company or any of its Subsidiaries (a) to own or lease and operate their respective property and assets or to conduct their respective businesses, (b) to issue and sell the Notes pursuant to the terms of this Agreement, and to perform their other Obligations under or in respect of the Note Documents and (c) to consummate the Refinancing.

          "Hazardous Materials" means (a) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment that contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "Holder" means, with respect to any Note or Rollover Note, the Person in whose name such Note or Rollover Note is registered in the register maintained by the Company pursuant to Section 11.1.

          "Inactive Subsidiary" has the meaning assigned to that term in Section 4.4(c).

          "Indebtedness", as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, excluding, in the case of both clauses (i) and (ii), accounts receivable from the Company and its Subsidiaries arising in the ordinary course of business and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under "Interest Rate Agreements" and "Currency Agreements" constitute (A) in the case of "Hedge Agreements" (as those terms are defined in the Senior Credit Agreement), Contingent Obligations, and (B) in all other cases, Investments, and in neither case constitute Indebtedness.

          "Indemnified Liabilities" has the meaning specified in Section
     13.2(a).

          "Indemnified Party" has the meaning specified in Section 13.2(a).

          "Institutional Investor" means any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer or any other similar financial institution or entity, regardless of legal form that meets the definition of a "qualified institutional buyer" under Rule 144A of the Securities Act.

          "Interest Payment Date" has the meaning specified therefor in the respective Note or Rollover Note.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

          "Investment" means (a) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Company), (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person other than the Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the

     Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that, in the case of accounts receivable from Persons other than the Company and its Subsidiaries, are not current assets or did not arise from sales to that other Person in the ordinary course of business and, in the case of accounts receivable from the Company and its Subsidiaries, did not arise in the ordinary course of business, or (d) "Interest Rate Agreements" or "Currency Agreements" not constituting "Hedge Agreements" (as those terms are defined in the Senior Credit Agreement). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and minus the amount of any return of capital contributed in respect of any Investment (not to exceed the original cost of such Investment plus the cost of all additions thereto).

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Make-Whole Premium" means, with respect to any Fixed Rate Rollover Note, an amount equal to the excess, if any, of the Discounted Value of the unpaid principal amount of such Fixed Rate Rollover Note and of the interest payments due in respect of such Fixed Rate Rollover Note to be paid from the proposed redemption or repayment date to the respective scheduled payment or maturity date thereof over such principal amount.

          "Material Adverse Effect" means (a) a material adverse effect upon the business, financial condition, operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the material impairment of the ability of any Obligor to perform, or of any Holder of a Note or Rollover Note to enforce, the Obligations of the Obligors under the Note Documents.

          "Merger" means the merger between the Merger Subsidiary and DMG in which DMG will be the surviving corporation and a wholly-owned Subsidiary of the Company.

          "Merger Agreement" means that certain Agreement and Plan of Merger by and among DMG, the Company and the Merger Subsidiary, dated as of May 5, 1999 in the form delivered to the Holders of the Notes prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under Section 9.13(a).

          "Merger Subsidiary" means Demeter Acquisition Corporation, a Delaware corporation, and a wholly-owned Subsidiary of the Company.

          "MS" means Morgan Stanley Senior Funding, Inc.

          "Multiemployer Plan" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "Net Cash Proceeds" means, with respect to the issuance or incurrence of any Indebtedness by any Person, or any Asset Sale, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only (a) brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the property or asset that is the subject thereof and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Indebtedness under the Senior Credit Agreement) that is secured by a Lien on the assets in question and that is to be repaid under the terms thereof as a result of such Asset Sale.

          "Net Equity Securities Proceeds" means the cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including without limitation, reasonable legal fees and expenses of the sale or issuance by any Person of any shares of its capital stock (or other ownership or profit interests therein), any securities convertible into or exchangeable for shares of its capital stock (or other ownership or profit interests therein) or any warrants, options or other rights for the purchase or acquisition of any shares of its capital stock (or other ownership or profit interests therein).

          "Non-payment Event of Default" means any event (other than a Payment Event of Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Senior Indebtedness.

          "Note Documents" means, collectively, this Agreement, the Notes, the Rollover Notes, the Secondary Notes, the Rollover Notes Registration Rights Agreement, the Warrant Agreements, the Warrants, and the Subsidiary Guaranties and all other agreements, instruments and other documents evidencing any Obligation of any of the Obligors, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 15.

          "Notes" has the meaning specified in Section 1.

          "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 10.1(g). Without limiting the generality of the foregoing, the Obligations of the Obligors under the Note Documents include the obligation to pay principal, interest, premiums, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by any of the Obligors under any of the Note Documents.

          "Obligors" means, collectively, the Company and each Subsidiary Guarantor.

          "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its president or by its chief financial officer; provided that every Officer's Certificate with respect to the compliance with a condition precedent to the purchase of any Notes hereunder shall include: (a) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (b) a statement that, in the opinion of the signer, he or she has made or has caused to be made such examination or investigation as is necessary to enable such signer to express an informed opinion as to whether or not such condition has been complied with, and (c) a statement as to whether, in the opinion of the signer, such condition has been complied with.

          "Operating Lease" as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents.

          "Other Taxes" has the meaning specified in Section 13.3(b).

          "Payment Blockage Period" has the meaning specified in Section
     20.3(b).

          "Payment Event of Default" means any default in the payment of any principal of, or premium, if any, or interest on, Senior Indebtedness beyond any applicable grace period with respect thereto, whether at stated maturity or as the result of acceleration or otherwise.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim:

               (a) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 8.3;

               (b) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

               (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, bid and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (d) any attachment or judgment Lien not constituting an Event of Default under Section 10.1(h) or (i);

               (e) leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

               (f) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

               (g) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under any such material lease;

               (h) Liens arising from filing UCC financing statements relating solely to leases and Liens permitted by this Agreement;

               (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

               (k) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Subsidiary.

          "Permitted Junior Securities" has the meaning specified in Section
     20.2.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "PIK Portion" has the meaning specified in Section 1.

          "Pre-Commitment Information" means all of the information furnished to any Purchaser or any of its Affiliates, or any of its respective officers, directors, employees, advisors or other representatives, on or prior to May 3, 1999 by or on behalf of, or obtained by any of the foregoing Persons on or prior to May 3, 1999 from, the Company or any of its Subsidiaries or other Affiliates (including, without limitation, presentations by or on behalf of the Company and discussions among the Company or any of its Affiliates or other authorized representatives with any of the foregoing Persons) relating to the Company or any of its Subsidiaries or other Affiliates, the sale and purchase of the Notes, the consummation of the Merger or any of the other transactions contemplated hereby or thereby, or to any of the legal, structural, financial, accounting, managerial, tax or operational aspects of any of the foregoing (both prior to and after giving effect to the sale and purchase of the Notes).

          "Proceedings" has the meaning assigned to that term in subsection 8.1(i).

          "property" or "properties" means, unless otherwise expressly stated in this Agreement, real or personal property of any kind, tangible or intangible, choate or inchoate.

          "Purchase Date" has the meaning specified in Section 2.2.

          "Purchasers" means, collectively, MS and Wells Fargo.

          "RCBA" means RCBA Strategic Partners, L.P., a Delaware limited partnership.

          "RCBA Registration Rights Agreement" means the Registration Rights Agreement dated as of the initial Purchase Date between the Company and RCBA, as such agreement may be amended from time to time to the extent permitted under Section 9.13(a).

          "Refinancing" means the private placement or public offering and sale by the Company of Refinancing Securities in an amount of at least $200,000,000 in gross proceeds prior to the Rollover Date and $205,500,000 in gross proceeds thereafter.

          "Refinancing Securities" means high-yield debt securities, including redeemable preferred stock, of the Company.

          "Reinvestment Yield" means, with respect to the principal amount of any Fixed Rate Rollover Note, 0.50% over the yield to maturity implied by
     (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the proposed redemption or repayment date with respect to such principal amount, on the display designated as "Page 678" on the Dow Jones Telerate Screen (or such other display as may replace Page 678 on the Dow Jones Telerate Screen) for actively traded U.S. Treasury securities having a maturity closest to the maturity of such Fixed Rate Rollover Note as of such date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding such date with respect to such principal amount, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to the maturity of such Fixed Rate Rollover Note as of such date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the maturity of such Fixed Rate Rollover Note and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the maturity of such Fixed Rate Rollover Note.

          "Related Agreements" means, collectively, the Merger Agreement, the Senior Credit Agreement (and any guaranty thereof), the Securities Purchase Agreement, the Company Certificates of Designation and the RCBA Registration Rights Agreement.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

          "Required Holders" means, at any time, the Holders of at least a majority in interest of the aggregate principal amount of all of the Notes or Rollover Notes outstanding at such time (excluding from any calculation thereof any Notes or Rollover Notes then owned or held by the Company or any of its Subsidiaries or other Affiliates).

          "Requirements of Law" means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

          "Responsible Officer" means, with respect to any Person, the chief executive officer, the chief financial officer, the president, the general counsel or any other employee who is a member of the Board of Directors of such Person.

          "Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company now or hereafter outstanding and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

          "Rollover" has the meaning specified in Section 7.1.

          "Rollover Date" means June 9, 2000.

          "Rollover Notes" has the meaning specified in Section 7.1 and shall include if applicable all Secondary Notes issued in respect of Rollover Notes or such Secondary Notes and any Fixed Rate Rollover Notes and any Rollover Notes issued in substitution for any of the foregoing pursuant to
     Section 11 of this Agreement.

          "Rollover Notes Registration Rights Agreement" has the meaning specified in Section 7.3.

          "Secondary Notes" has the meaning specified in Section 1.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of May 5, 1999 by and between RCBA and Company, in the form delivered to the Purchasers prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under Section 9.13(a).

          "Senior Credit Agreement" means the Credit Agreement dated as of June 9, 1999 among the Company, Wells Fargo, the financial institutions party thereto as "Lenders" from time to time, Wells Fargo, as Co-Lead Arranger and Administrative Agent, and MS, as Co-Lead Arranger and Syndication Agent (and any amendments thereto and any refinancing, renewal, extension or replacement thereof) that provides for credit facilities in an aggregate principal amount not to exceed $550,000,000.

          "Senior Financial Officer" means, with respect to any Person, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person.

          "Senior Indebtedness" means whether outstanding on the Purchase Date or thereafter issued (i) prior to the Rollover Date, all obligations arising under the Senior Credit Agreement (including any guaranty thereof) including interest (including interest accruing on or after the filing of, or that would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof and (ii) after the Rollover Date, all obligations referred to in subclause (i) hereof plus all additional Indebtedness arising under the Senior Credit Agreement provided that such Indebtedness can be incurred in compliance with Section 9A.1.

          "Significant Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent Fiscal Year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (b) as of the end of such Fiscal Year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such Fiscal Year.

          "Stockholder Rights Agreement" means the Rights Agreement dated as of March 28, 1997 between Dames & Moore, Inc. and ChaseMellon Shareholder Services LLC.

          "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries subordinated in right of payment to the Obligations of any Obligor under the Note Documents pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Required Holders.

          "Subsequent Acquisition" has the meaning assigned to that term in
     Section 9.6(f).

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in no event shall any Joint Venture be considered to be a Subsidiary of any Person.

          "Subsidiary Guarantor" means any Domestic Subsidiary of the Company that executes and delivers a Subsidiary Guaranty on the Purchase Date or from time to time thereafter pursuant to Section 8.7.

          "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by the Subsidiary Guarantors on the Purchase Date and from time to time thereafter in accordance with Section 8.7 substantially in the form of Exhibit D hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

          "Target" has the meaning specified in Section 9.6(f).

          "Taxes" has the meaning specified in Section 13.3(a).

          "Tender Offer" means the offer to purchase for cash all of the outstanding shares of capital stock of DMG by the Company pursuant to the Tender Offer Materials.

          "Tender Offer Materials" means the Tender Offer Statement on Schedule 14D-1 filed by Merger Subsidiary on May 11, 1999 with the Securities and Exchange Commission pursuant to Section 14(d)(1) of the Exchange Act, together with all exhibits thereto, including the form of "Offer to Purchase For Cash", set forth in Exhibit (a)(1) thereto, and any amendments prior to the date of this Agreement that relate only to any extension of time during which the offer to purchase remains outstanding or to the results of the Tender Offer and other amendments that are approved by the Required Holders.

          "Tendered Shares" means all shares of capital stock of DMG tendered to and purchased by the Merger Subsidiary pursuant to the Tender Offer.

          "Total Commitment" means an amount equal to the aggregate Commitments of all Purchasers hereunder.

          "Total Purchase Price" means, with respect to any Subsequent Acquisition, (a) the sum, without duplication, of (i) the aggregate amount of all consideration payable by or on behalf of the Company or any of its Subsidiaries in connection with such Subsequent Acquisition in cash, property (including Securities of the Company), services, notes, bonds, debentures or other debt instruments, (ii) the aggregate principal amount of all Indebtedness assumed by the Company or any or its Subsidiaries in connection with such Subsequent Acquisition, (iii) the reasonable estimate of the amount of any

     Contingent Obligation of the Company or any of its Subsidiaries incurred in connection with such Subsequent Acquisition, and (iv) the aggregate amount of any Indebtedness incurred by the Company or any Subsidiary in connection with such Subsequent Acquisition minus (b) all cash and Cash Equivalents acquired by the Company or any of its Subsidiaries as a result of such Subsequent Acquisition.

          "Transaction" means, collectively, the Tender Offer, the Merger, this Agreement, the Senior Credit Agreement, the Securities Purchase Agreement and the transactions contemplated hereby or thereby.

          "Warrant Agreements" means the Warrant Agreements in the form of Exhibit H hereto to be issued pursuant to Section 7 of this Agreement.

          "Warrants" means the warrants issued and to be issued by the Company pursuant to the Warrant Agreements.

          "Wells Fargo" means Wells Fargo Bank, National Association.

SCHEDULE III
------------


                                 DEFINED TERMS
                    (NEGATIVE COVENANTS FOR ROLLOVER NOTES)
                    ---------------------------------------

          Solely with respect to Section 9A of this Agreement and as otherwise specified in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

          "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

               (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary by such Person during such period;

               (2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 9A.3(4)(C), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

               (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

               (4) any gains or losses (in each case on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries;

               (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 9A.3(4)(C), any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries;

               (6) any non-cash compensation expense incurred in connection with the exercise of or paid or payable with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company;

               (7) writeoffs of intangible assets, including research and development, relating to assets acquired by the Company and its Restricted Subsidiaries if such writeoffs are done in accordance with GAAP at the time of, or within one year after, such acquisition; and

               (8) all extraordinary gains and extraordinary losses (in each case on an after-tax basis).

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive, or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive.

          "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of

               (1)  all or any of the Capital Stock of any Restricted
          Subsidiary,

               (2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

               (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and in each case, that is not governed by the provisions of this Agreement applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include

                    (a) any sales or other dispositions of inventory, receivables and other current assets, including cash and Temporary Cash Investments,

                    (b) any sale, transfer, assignment or other disposition of damaged, worn out or other obsolete property in the ordinary course of business,

                    (c) any sale, transfer, assignment or other disposition of assets having a fair market value of less than $1 million, or

                    (d) any sales, transfers, assignments or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 9A.3.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled

                                     III-3
     principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

          "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act for such board of directors.

          "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Holders.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Rollover Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

          "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease to the extent such obligation would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP.

          "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

               (1)  Consolidated Interest Expense;

               (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or sales of assets);

               (3)  depreciation expense;

               (4)  amortization expense; and

               (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP;

                                     III-4
     provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (a) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (b) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries), Preferred Stock dividends in respect of Preferred Stock of a Restricted Subsidiary, and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the D&M Acquisition and the financing of the D&M Acquisition, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP. For purposes of the preceding sentence, Preferred Stock dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the combined federal, state, local and foreign income tax rate applicable to the Company and its Subsidiaries (expressed as a decimal).

          "Convertible Subordinated Debentures" means the 6 1/2% Convertible Subordinated Debentures due 2012 of the Company issued pursuant to an Indenture dated as of February 15, 1987 between the Company and First Interstate Bank of California, as amended, and outstanding on the Rollover Date.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

          "D&M Acquisition" means the consummation of the Tender Offer and the Merger.

                                     III-5

          "D&M Financing" means the transactions entered into by the Company and its Restricted Subsidiaries to finance the D&M Acquisition, including (w) the sale of the Notes or Rollover Notes, (x) the Senior Credit Agreement,
     (y) the Securities Purchase Agreement and (z) the repayment of Indebtedness in connection with the D&M Acquisition and sale of the Notes or Rollover Notes.

          "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Rollover Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Rollover Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Rollover Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Rollover Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 6.2 and 9A.9 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Rollover Notes as are required to be repurchased pursuant to Sections 6.2 and 9A.9.

          "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors or an Officer of the Company, whose determination shall be conclusive; provided that if the non cash amount is in excess of $10 million, such amount shall be determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

          "Fixed Charge Coverage Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four Fiscal Quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Holders (the "Four Quarter Period") to (2) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the preceding calculation,

               (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any

                                     III-6
          predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of the Reference Period;

               (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

               (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

               (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full Fiscal Quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

          "Foreign Subsidiary" means any Subsidiary of the Company that is an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the

                                     III-7
     purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount nor the issuance of pay-in-kind securities as an interest or dividend payment shall be considered an Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

               (1) all indebtedness of such Person for borrowed money to the extent such indebtedness would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

               (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments to the extent such obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

               (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

               (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

                                     III-8

               (5) all Capitalized Lease Obligations;

               (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, regardless of whether such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

               (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

               (8) all obligations to redeem or repurchase Preferred Stock of a Restricted Subsidiary; and

               (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements (other than Currency Agreements and Interest Rate Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder).

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

               (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

               (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest,

               (C) that the amount of Indebtedness at any time of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and the maximum fixed redemption or repurchase price in respect thereof,

               (D) that Indebtedness shall not include

                                     III-9

                    (w) any liability for federal, state, local or other taxes,

                    (x) obligations under performance, bid, surety, appeal or
               similar bonds provided in the ordinary course of business,

                    (y) obligations arising in the ordinary course of business out of standby letters of credit covering workers' compensation, performance or similar obligations to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by the issuer of such letters of credit a demand for reimbursement, or

                    (z) obligations pursuant to agreements providing for
               indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, performance, bid, surety, appeal or similar bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

          "Initial Subsidiary Guarantors" means (a) DMG; (b) Wholly Owned Subsidiaries of the Company that (i) are not Foreign Subsidiaries and (ii) the aggregate annual gross revenues of which constitute at least 90% of the aggregate annual gross revenues of the Company and its Restricted Subsidiaries that are not Foreign Subsidiaries or Subsidiaries of DMG, on a consolidated basis; and (c) to the extent not otherwise included among the Subsidiaries described in clauses (a) or (b), all of the Wholly Owned Subsidiaries of the Company that (i) are not Foreign Subsidiaries and (ii) have annual gross revenues in excess of $5 million. The determinations of revenue amounts shall be based upon the most recently filed United States income tax returns.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar

                                    III-10
     arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries or endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or
     in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and Section 9A.3, the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

          "Net Cash Proceeds" means:

               (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

                    (1) brokerage commissions and other fees and expenses
               (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

                    (2) provisions for all taxes (regardless of whether such
               taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

                    (3) payments made to repay Indebtedness or any other
               obligation outstanding at the time of such Asset Sale that either
               (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

                                    III-11

                    (4) appropriate amounts to be provided by the Company or any
               Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

               (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Permitted Investment" means:

               (1) an Investment in Company or a Subsidiary Guarantor or a Person that will, upon the making of such Investment, become a Subsidiary Guarantor or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Subsidiary Guarantor; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive;

               (2)  cash and Temporary Cash Investments;

               (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

               (4) stock, obligations or securities received in satisfaction of judgments;

               (5) an Investment in an Unrestricted Subsidiary to the extent consisting of an Investment in another Unrestricted Subsidiary;

               (6) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

                                    III-12

               (7)  any of the Rollover Notes;

               (8) an Investment in a Restricted Subsidiary that is a Foreign Subsidiary; and

               (9) an Investment in a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that the aggregate amount of such Investments under this clause (9) does not exceed $25 million plus the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except in each case, in order to avoid duplication to the extent any such payments or proceeds have been or would be included in the calculation of Adjusted Consolidated Net Income for purposes of Section 9A.3(4)(C)(1)) or from such Person becoming a Subsidiary Guarantor (valued in each case as provided in the definition of "Investments"); provided that the net reduction in any Investment shall not exceed the amount of such Investment.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

          "Purchase Money Indebtedness" of any Person means any Indebtedness, including Capitalized Leases, of such Person to any seller or other Person, that is Incurred to finance the acquisition, construction, installation or improvement of any Replacement Assets and that is incurred concurrently with, or within 180 days following, such acquisition, construction, installation or improvement.

          "Replacement Assets" means, on any date, property or assets (other than current assets) of a nature or type or that are used or useful in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date, as determined in good faith by the Board of Directors or a Senior Officer of the Company, whose determination shall be conclusive.

          "Restricted Payment" has the meaning specified in Section 9A.3(4).

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

                                    III-13

          "Senior Credit Agreement" means the credit agreement dated June 9, 1999 by and among the Company, certain of its Subsidiaries, certain financial institutions and Wells Fargo, as administrative agent, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, refinanced, extended, replaced, restructured or otherwise modified from time to time regardless of whether with the same agent, trustee, representative lenders or holders, including any agreement (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding or deleting borrowers or guarantors thereunder, so long as borrower and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns or (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

          "Senior Indebtedness" means the following obligations of the Company or any Subsidiary Guarantor, whether outstanding on the Rollover Date or thereafter Incurred: (1) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of the Company under (or in respect of) the Senior Credit Agreement or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Senior Credit Agreement and (2) all Indebtedness and all other monetary obligations of the Company or any Subsidiary Guarantor (other than the Rollover Notes and the Subsidiary Guaranties, the Convertible Subordinated Debentures and the Senior Subordinated Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Rollover Notes; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or any Subsidiary Guarantor that, when Incurred, was without recourse to the Company or to such Subsidiary Guarantor, (b) any Indebtedness of the Company or any Subsidiary Guarantor to a Subsidiary of the Company, or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company or any Subsidiary Guarantor, to the extent not permitted by Section 9A.1 or 9A.2, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its respective Subsidiaries, (f) any liability for taxes owed or owing by the Company or any Subsidiary Guarantor, or (g) any Trade Payables.

          "Senior Officer" of any Person means the Chief Executive Officer or Chief Financial Officer of such Person.

          "Senior Subordinated Debentures" means the 8 5/8% Senior Subordinated Debentures due 2004 of the Company issued pursuant to the Indenture dated as of March 16, 1989 between the Company and MTrust Corp., National Association, as trustee, as amended.

                                    III-14

          "Stated Maturity" means (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Subsidiary Guarantor" means any Initial Subsidiary Guarantor and any Restricted Subsidiary that provides a Guarantee of the Company's obligations under this Agreement and the Rollover Notes.

          "Temporary Cash Investment" means any of the following:

               (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof maturing no more than one year from the date of acquisition thereof;

               (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt that is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

               (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

               (4) commercial paper, maturing not more than one year after the date of acquisition thereof, with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

                                    III-15

               (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

               (6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses
          (1) through (5) and has the highest rating obtainable from either Moody's or S&P.

          "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (a) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (b) either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 9A.3 and (c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) of this proviso would be permitted under Sections 9A.1 and 9A.3. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Agreement. Any such designation by the Board of Directors shall be evidenced to the Holders by promptly filing with the Holders a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding provisions.

                                    III-16

          "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares, shares owned by professional engineers in connection with licensing requirements or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

                                    III-17

                                                                       EXHIBIT A
                                                                       ---------

                                 FORM OF NOTE


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS SECURITY ALSO IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 9, 1999, A COPY OF WHICH MAY BE OBTAINED FROM URS CORPORATION.


                                URS CORPORATION

          Senior Subordinated Increasing Rate Notes due June 9, 2000


No.__________                                               Dated: June 9, 1999
$____________


          FOR VALUE RECEIVED, the undersigned URS CORPORATION, a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to [NAME OF PURCHASER], or its registered assigns, the principal amount of [SPECIFY PRINCIPAL AMOUNT EVIDENCED BY THIS NOTE IN WORDS] DOLLARS, or such lesser unpaid principal amount as shall be outstanding hereunder, on June 9, 2000, together with interest (computed on the basis of a 360-day year of twelve 30-day months) at the interest rates and payable at such times as are specified below.

          Interest on the unpaid balance of the principal amount of this Note shall accrue at a rate per annum equal to: (a) the Applicable Interest Rate from (and including) the date hereof to (but excluding) December 9, 1999; (b) the Applicable Interest Rate plus 1.00% per annum from (and including) December 9, 1999 to (but excluding) March 9, 2000; (c) the Applicable Interest Rate plus 1.50% from (and including) March 9, 2000 to (but excluding) June 9, 2000; and
(d) shall thereafter increase by an additional 0.50% at the end of each subsequent three-month period until the unpaid principal balance of this Note shall be paid in full (whether by scheduled maturity or at a date fixed for prepayment, redemption or repurchase or by declaration, demand or otherwise), payable quarterly on September 9, November 9, March 9 and June 9 of each year (collectively, the "Interest Payment Dates"), commencing September 9, 1999, and on the date on which the unpaid principal balance of this Note shall be paid in full; provided, however, that any overdue payment (including, without limitation, any overdue prepayment, redemption or repurchase) of principal and, to the extent permitted by applicable law, any overdue payment of interest and premium, if any, shall accrue interest at a rate per annum equal at all times to 2% per annum in excess of the rate of interest otherwise in effect hereunder at such time, payable quarterly on each of the dates on which interest is otherwise payable under the provisions set forth above and, at the option of the registered Holder of this Note, upon demand, until the unpaid principal balance of this Note shall be paid in full; provided further that (i) in no event shall the interest rate on this Note exceed 17.0% per annum and (ii) to the extent the interest on this Note accrues at an interest rate per annum in excess of 15.0% per annum, the Company shall have the option to pay such excess by the issuance of Secondary Notes as provided in the Note Purchase Agreement referred to below. For purposes of this Note, "Applicable Interest Rate" means the higher of the following, as determined at the beginning of the three month period immediately preceding the applicable Interest Payment Date: (A) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) obtained by dividing (x) the interest rate per annum for deposits in United States Dollars in an amount approximately equal to the principal of this Note and for a three-month period that appears on page 3750 of the Telerate Screen Information or any successor thereto (or if an amount approximately equal to the principal amount hereof is not so specified, then to the amount on such screen closest to such principal amount) as of 11:00 a.m. (London time) two Business Days prior to the beginning of such three-month period for delivery on the first day of such three-month period by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such day to any member bank of the Federal Reserve System in respect of "Eurocurrency Liabilities" as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor category of liabilities under such Regulation D) plus 6.50% per annum and (B) the highest of the yields reported, as of 10:00 a.m. (New York City time) two Business Days prior to the beginning of such three-month period that appears on page 678 of the Telerate Screen Information or any successor thereto for actively traded United States Treasury Securities having maturities of approximately 1, 3, 5 and 10 years plus 6.00% per annum.

          Payments of principal of, and interest and premium, if any, on, this Note are payable in lawful money of the United States of America at the place designated therefor on Schedule I of the Note Purchase Agreement, or at such other place as the Holder of this Note shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below. Whenever any payment under this Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

          This Note is one of the Senior Subordinated Increasing Rate Notes due June 9, 2000 (collectively, the "Notes") originally issued pursuant to the Note Purchase Agreement dated as of June 9, 1999 (as amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"; capitalized terms not otherwise defined herein having the same meanings as specified in Schedule II of the Note Purchase Agreement) between the Company and the respective purchasers of the Notes (collectively, the "Purchasers") named therein. The Holder of this Note is entitled to the benefits of the Note Purchase Agreement and may enforce the agreements of the Company therein and of the Obligors in the other Note Documents in accordance with the respective terms thereof, and may enforce the rights and remedies provided for thereby or otherwise available in respect thereof in accordance with the respective terms thereof. Each Holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 18 of the Note Purchase Agreement, (ii) to have made the representation set forth in Section 5 of the Note Purchase Agreement and (iii) otherwise to be bound to the provisions of the Note Purchase Agreement.

          This Note is a registered Note and, as provided in and subject to the terms of the Note Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer, duly executed by the registered Holder of this Note or his attorney duly authorized in writing), at which time a new Note for a like principal amount will be issued to, and registered in the name of, the permitted transferee. Reference in this Note to a "Holder" shall mean the person or entity in whose name this Note is at the time registered in the register kept by the Company as provided in Section 11.1 of the Note Purchase Agreement and, prior to due presentment for registration of transfer, the Company may treat such person or entity as the owner of this Note for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

          The Company is required to make redemptions of principal on the dates and in the amounts specified in Sections 6.2 and 6.3 of the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in Section 6.1 of the Note Purchase Agreement.

          If an Event of Default shall occur and be continuing, the unpaid balance of principal of this Note and any accrued and unpaid interest and other amounts payable hereon may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in Section 10 of the Note Purchase Agreement.

          This Note is guaranteed on a subordinated basis by each Subsidiary Guarantor, as set forth in the Note Purchase Agreement.


            [The remainder of this page intentionally left blank.]

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                        Very truly yours,

                                        URS CORPORATION


                                        By ______________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT B
                                                                       ---------


                             FORM OF ROLLOVER NOTE


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS SECURITY ALSO IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 9, 1999, A COPY OF WHICH MAY BE OBTAINED FROM URS CORPORATION.


                                URS CORPORATION

          Senior Subordinated Increasing Rate Notes due June 9, 2010


No.__________                                             Dated: June 9, 2000
$____________


          FOR VALUE RECEIVED, the undersigned URS CORPORATION, a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to [NAME OF PURCHASER], or its registered assigns, the principal amount of [SPECIFY PRINCIPAL AMOUNT EVIDENCED BY THIS ROLLOVER NOTE IN WORDS] DOLLARS, or such lesser unpaid principal amount as shall be outstanding hereunder, on June 9, 2010, together with interest (computed on the basis of a 360-day year of twelve 30-day months) at the interest rates and payable at such times as are specified below.

          Interest on the unpaid balance of the principal amount of this Rollover Note shall accrue at a rate per annum equal to: (a) the Applicable Interest Rate plus 2.00% from (and including) the date hereof to (but excluding) September 9, 2000; and (b) shall thereafter increase by an additional 0.50% at the end of each subsequent three-month period until the unpaid principal balance of this Rollover Note shall be paid in full (whether by scheduled maturity or at a date fixed for prepayment, redemption or repurchase or by declaration, demand or otherwise), payable quarterly on September 9, November 9, March 9 and June 9 of each year (collectively, the "Interest Payment Dates"), commencing September 9, 2000, and on the date on which the unpaid principal balance of this Rollover Note shall be paid in full; provided, however, that any overdue payment (including, without limitation, any overdue prepayment, redemption or repurchase) of principal and, to the extent permitted by applicable law, any overdue payment of interest and premium, if any, shall accrue interest at a rate per annum equal at all times to 2% per annum in excess of the rate of interest otherwise in effect hereunder at such time, payable quarterly on each of the dates on which interest is otherwise payable under the provisions set forth above and, at the option of the registered Holder of this Rollover Note, upon demand, until the unpaid principal balance of this Note shall be paid in full; provided further that (i) in no event shall the interest rate on this Note exceed 17.0% per annum and (ii) to the extent the interest on this Rollover Note accrues at an interest rate per annum in excess of 15.0% per annum, the Company shall have the option to pay such excess by the issuance of Secondary Notes as provided in the Note Purchase Agreement referred to below. For purposes of this Note, "Applicable Interest Rate" means the higher of the following, as determined at the beginning of the three month period immediately preceding the applicable Interest Payment Date:
(A) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) obtained by dividing (x) the interest rate per annum for deposits in United States Dollars in an amount approximately equal to the principal of this Note and for a three-month period that appears on page 3750 of the Telerate Screen Information or any successor thereto (or if an amount approximately equal to the principal amount hereof is not so specified, then to the amount on such screen closest to such principal amount) as of 11:00 a.m. (London time) two Business Days prior to the beginning of such three-month period for delivery on the first day of such three-month period by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such day to any member bank of the Federal Reserve System in respect of "Eurocurrency Liabilities" as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor category of liabilities under such Regulation D) plus 6.50% per annum and (B) the highest of the yields reported, as of 10:00 a.m. (New York City time) two Business Days prior to the beginning of such three-month period that appears on page 678 of the Telerate Screen Information or any successor thereto for actively traded United States Treasury Securities having maturities of approximately 1, 3, 5 and 10 years plus 6.00% per annum.

          Payments of principal of, and interest and premium, if any, on, this Rollover Note are payable in lawful money of the United States of America at the place designated therefor on Schedule I of the Note Purchase Agreement, or at such other place as the Holder of this Rollover Note shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below. Whenever any payment under this Rollover Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

          This Rollover Note is one of the Rollover Notes (collectively, the "Rollover Notes") issued pursuant to the Note Purchase Agreement dated as of June 9, 1999 (as amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"; capitalized terms not otherwise defined herein having the same meanings as specified in Schedule II of the Note Purchase Agreement) between the Company and the respective purchasers of the Notes (collectively, the "Purchasers") named therein. The Holder of this

Rollover Note is entitled to the benefits of the Note Purchase Agreement and may enforce the agreements of the Company therein and of the Obligors in the other Note Documents in accordance with the respective terms thereof, and may enforce the rights and remedies provided for thereby or otherwise available in respect thereof in accordance with the respective terms thereof. Each Holder of this Rollover Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 18 of the Note Purchase Agreement, (ii) to have made the representation set forth in Section 5 of the Note Purchase Agreement and (iii) otherwise to be bound to the provisions of the Note Purchase Agreement.

          This Rollover Note is a registered Rollover Note and, as provided in and subject to the terms of the Note Purchase Agreement, is transferable only upon surrender of this Rollover Note for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer, duly executed by the registered Holder of this Rollover Note or his attorney duly authorized in writing), at which time a new Note for a like principal amount will be issued to, and registered in the name of, the permitted transferee. Reference in this Rollover Note to a "Holder" shall mean the person or entity in whose name this Rollover
Note is at the time registered in the register kept by the Company as provided in Section 11.1 of the Note Purchase Agreement and, prior to due presentment for registration of transfer, the Company may treat such person or entity as the owner of this Rollover Note for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

          The Company is required to make redemptions of principal on the dates and in the amounts specified in Sections 6.2 and 6.3 of the Note Purchase Agreement. This Rollover Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in Section
6.1 of the Note Purchase Agreement.

          If an Event of Default shall occur and be continuing, the unpaid balance of principal of this Rollover Note and any accrued and unpaid interest and other amounts payable hereon may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in Section 10 of the Note Purchase Agreement.

          This Rollover Note is guaranteed on a subordinated basis by each Subsidiary Guarantor, as set forth in the Note Purchase Agreement.


            [The remainder of this page intentionally left blank.]

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                        Very truly yours,

                                        URS CORPORATION


                                        By ________________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT F
                                                                       ---------


                        FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

          (1) I am the duly elected [President] [Chief Financial Officer] of URS Corporation, a Delaware corporation (the "Company");

          (2) I have reviewed the terms of that certain Note Purchase Agreement dated as of June 9, 1999, as amended, supplemented or otherwise modified to the date hereof (said Note Purchase Agreement, as so amended, supplemented or otherwise modified, being the "Note Purchase Agreement", the terms defined in Schedule II therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among the Company and the Purchasers party thereto, and the terms of the other Note Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

          (3) The examination described in paragraph (2) above did not disclose, and I have no actual knowledge of, the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

          Set forth below are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to Section 8.1(c) of the Note Purchase Agreement.

                                   URS CORPORATION


                                   By: __________________________
                                   Name: ________________________
                                   Title: _______________________

                                                                ATTACHMENT NO. 1

                                                       TO COMPLIANCE CERTIFICATE

          This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Note Purchase Agreement.

          A.  Indebtedness (9.1)

          1.  Indebtedness of the Company and its Domestic
Subsidiaries to Persons other than Company or any of its
Subsidiaries (not including the amount of any such
Indebtedness and committed lines of credit listed in Section         _________
4.13 of the Bridge Note Disclosure letter):

          (Maximum permitted by Section 9.1(j) - $50,000,000)

          2.  Indebtedness of Foreign Subsidiaries to Persons
other than the Company or any of its Subsidiaries (including
the amount of any such Indebtedness and committed lines of           _________
credit listed in Section 4.13 of the Bridge Note Disclosure
Letter):

          (Maximum permitted by Section 9.1(k) - $30,000,000)

          B.  Liens (9.2)

          1.Other Liens

          (Maximum permitted by Section 9.2(a)(viii) - $500,000)     _________

          C.  Investments (9.3)

          1.  Investments of the Company and its Subsidiaries
(other than Inactive Subsidiaries) in Joint Ventures:                _________

          (Maximum permitted by Section 9.3(h) - $5,000,000)

          2.  Investments of the Company and Subsidiary
Guarantors in Subsidiaries (other than wholly-owned Subsidiary
Guarantors and Inactive Subsidiaries) including the amount           _________
of any such Investments listed in Section 9.3 of the Bridge Note Disclosure Letter:

     (Maximum permitted by Section 9.3(m) - $25,000,000)

     D.  Contingent Obligations (9.4)

     1.  Contingent Obligations of the Company and its
         Subsidiaries:                                               _________

     (Maximum permitted by Section 9.4(i) - $10,000,000)

     E.  Asset Sales; Acquisitions (9.6)

     1.  Total Purchase Price for Subsequent Acquisitions:           _________

     (Maximum permitted by Section 9.6(f) - $60,000,000)

     E.  Capital Expenditures (9.7)

     Consolidated Capital Expenditures:                              _________

     (Maximum Consolidated Capital Expenditures permitted under
Section 9.7: ___________________________)